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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CORPORATE OFFICE PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

To:	Our Shareholders
From:	Roger A. Waesche, Jr.
Subject:	Invitation to the Corporate Office Properties Trust 2014 Annual Meeting of Shareholders

        You are cordially invited to attend our 2014 Annual Meeting of Shareholders to be held on May 8, 2014 at 9:30 a.m. at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046, our corporate headquarters.

        At this year's meeting, you will be asked to vote on the election of nine members of our Board of Trustees; the ratification of PricewaterhouseCoopers LLP's appointment as our independent registered public accounting firm for the current fiscal year; and approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for this meeting. The notice of annual meeting and proxy statement accompanying this letter contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy.

        In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2013 and other recent developments. You will have the opportunity at this meeting to ask questions and make comments.

        We have elected to use the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our annual meeting.

        I hope to see you at the meeting.

Roger A. Waesche, Jr. President and Chief Executive Officer

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

March 27, 2014

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 8, 2014
Time:	9:30 a.m.
Place:	Corporate Office Properties Trust 6711 Columbia Gateway Drive Suite 300 Columbia, Maryland 21046

        We will hold our 2014 Annual Meeting of Shareholders on May 8, 2014 at 9:30 a.m. at our corporate headquarters. During the Annual Meeting, we will consider and take action on proposals to:

  1.
  Elect nine Trustees;

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

  3.
  Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement to this meeting; and

  4.
  Transact any other business properly brought before the Annual Meeting.

        You may vote on these proposals if you were a shareholder of record at the close of business on March 14, 2014.

By order of the Board of Trustees,
Karen M. Singer Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

        This proxy is being used to permit all holders of the common shares of beneficial interest ("common shares") of Corporate Office Properties Trust (the "Company") to vote since many may be unable to attend the 2014 Annual Meeting of Shareholders (the "Annual Meeting") in person. Our Board of Trustees (the "Board") encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. We will begin distribution and electronic availability of this proxy statement and proxy card on or about March 27, 2014.

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for Annual Meeting, proxy card and 2013 Annual Report) by providing access to these materials on the Internet. Our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

        A Notice of Meeting and Internet Availability of Proxy Materials ("Notice of Internet Availability") will be mailed to our shareholders on or about March 27, 2014. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the shareholder elects to terminate it.

        Corporate Office Properties Trust's mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046-2104. Corporate Office Properties Trust's Internet address is www.copt.com. The information on our Internet site is not part of this proxy statement.

General Information

What will shareholders be voting on at the Annual Meeting?

  1.
  The election of nine Trustees.

  2.
  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

  3.
  Advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.

  4.
  Any other business that properly comes before the Annual Meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

        Common shareholders of record at the close of business on March 14, 2014 may vote at the Annual Meeting. Each share has one vote. There were 87,604,951 common shares outstanding on March 14, 2014.

How do I vote?

        You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send the Notice of Internet Availability and, if requested, proxy cards to enable all of our shareholders to vote.

What is a proxy?

        A proxy is a person you appoint to vote on your behalf. If you vote by Internet, telephone or proxy card, your shares will be voted by the identified proxies.

        You can vote in one of three ways:

  1.
  By Internet.    To vote using the Internet, go to the website listed on your Notice of Internet Availability or proxy card. You will need to follow the instructions on that website.

  2.
  By telephone.    To vote by telephone, call the toll free number listed on your Notice of Internet Availability or proxy card. You will need to follow the instructions and the prompts from the telephone voting system.

  3.
  By mail.    If you requested printed proxy materials and wish to vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided.

        If you vote by Internet or telephone, you should not return your proxy card.

        If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How will my proxies vote my shares?

        Your proxies will vote according to your voting instructions. If you provide voting instructions but the instructions you provide do not indicate your vote on business matters, your proxies will vote as follows:

  •
  "FOR" each of the nominees for Trustee listed in Proposal 1;

  •
  "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

  •
  "FOR" approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

        We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

        You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

  •
  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

  •
  Executing a later dated proxy card;

  •
  If previous instructions were given through the Internet or by telephone, by providing new instructions by the same means; or

  •
  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

        An officer of Corporate Office Properties Trust will act as the Inspector of Election and will count the votes.

What constitutes a quorum?

        As of March 14, 2014, Corporate Office Properties Trust had 87,604,951 common shares outstanding. A majority of the outstanding shares present or represented by proxy constitutes a quorum. If you complete the voting process by Internet or telephone or sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you abstain or otherwise withhold your vote. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 14, 2014 until a quorum is present.

What vote is required to elect Trustees?

        Our Bylaws provide that, in an uncontested election, a nominee for Trustee is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections.

        The majority voting standard will apply to the election of Trustees at the Annual Meeting. Accordingly, a nominee for Trustee will be elected if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. Broker non-votes, if any, and abstentions will not be treated as votes cast for the election of a Trustee.

        Our Board of Trustees has also adopted a resignation policy which is included in our Bylaws, under which a Trustee nominated for re-election who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Trustees for its consideration. The Nominating and Corporate Governance Committee will act on an expedited basis to determine whether it is advisable to accept the Trustee's resignation and will submit the recommendation for prompt consideration by our Board. Our Board will act on the tendered resignation within 90 days following certification of the shareholder vote and will promptly and publicly disclose its decision. The Trustee whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the Trustee will continue to serve until the next annual meeting of shareholders and until the Trustee's successor is duly elected and qualified or until the Trustee's earlier resignation or removal. The Nominating and Corporate Governance Committee and our Board may consider any factors they deem relevant in deciding whether to accept a Trustee's resignation.

What vote is required on other matters?

        In general, a majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company's Declaration of Trust. With respect to Proposals 2 and 3 to be voted on at the Annual Meeting, a majority of the votes cast on each of the proposals will be required to approve each of the proposals. See "How Will My Vote Be Counted" for more detail on the treatment of abstentions and "broker non-votes" on Proposals 2 and 3.

What is a broker non-vote?

        A "broker non-vote" occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How will my vote be counted?

        With respect to Proposal 1, the election of Trustees, votes may be cast for or against each nominee. You may also abstain with respect to each nominee. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the outcome of the vote on election of Trustees.

        With respect to each of Proposals 2 and 3, you may abstain, and your abstention will have no effect on the outcome of the vote, because no vote will have been cast with respect to your shares. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, because no vote will have been cast with respect to your shares.

What percentage of our common shares do the Trustees and executive officers own?

        Our Trustees and executive officers owned 0.8% of our outstanding common shares as of March 14, 2014. Our Trustees and executive officers beneficially owned in the aggregate approximately 4.3% of our common shares as of March 14, 2014 (see the discussion under the heading "Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners" for more details).

Who is soliciting my proxy, how is it being solicited and who pays the cost?

        Our Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Broadridge Financial Solutions, Inc., our proxy distribution and tabulation agent, will be assisting us for a fee of approximately $41,000 plus out-of-pocket expenses. We pay any cost incurred for soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 8, 2014

        The proxy materials are available at www.copt.com under "Investor Relations," under the subheading "Annual Meeting and Proxy Materials."

When are shareholder proposals and Trustee nominations for our 2015 Annual Meeting due?

        In accordance with our Bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2015 Annual Meeting must be given no earlier than February 7, 2015 and no later than March 9, 2015. These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2015 Annual Meeting (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at that meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2015 Annual Meeting due?

        Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2015 Annual Meeting must be submitted in writing by November 27, 2014. In addition, shareholders may wish to have a proposal presented at the 2015 Annual Meeting but not to have such proposal included in the proxy statement for the 2015 Annual Meeting. Pursuant to our Bylaws, notice of any such proposal must be received by us between February 7, 2015 and March 9, 2015. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

        Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board?

        Any interested parties who wish to communicate with the members of our Board may communicate with the independent Trustees or the chairperson of any of the committees of the Board by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or, for communications intended for the independent Trustees as a group, to the Independent Trustees. In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

        All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action. Management will transmit all communications received, or a summary of such communications, to the appropriate Trustee or Trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

        Our Board has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices. These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." Our Internet website address is www.copt.com. Our Corporate Governance Guidelines are also available in print to any shareholder upon request. To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

 Proposal 1—Election of Trustees

        Our Bylaws provide for the annual election of Trustees at the Annual Meeting of Shareholders. Our Board, at the recommendation of its Nominating and Corporate Governance Committee, has nominated nine of our current Trustees for re-election at the Annual Meeting. Each nominee has agreed to serve a one-year term. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of Trustees or designate a substitute. In the latter event, shares represented by proxies will be voted for a substitute nominee.

        The following biographies set forth certain information with respect to the nominees for election as Trustees, all of whom currently serve as Trustees. These descriptions include, in the second paragraph of each, the specific experience, qualifications, attributes and skills that led the Board to nominate each of them for re-election. The terms of Clay W. Hamlin, III and Jay H. Shidler, members of our Board since October 1997, and Kenneth D. Wethe, a member of our Board since January 1990, all expire on May 8, 2014 at the Annual Meeting, and Mr. Hamlin, Mr. Shidler and Mr. Wethe will not be standing for re-election.

        Thomas F. Brady, 64, has been Chairman of our Board since May 2013 and has been a member of our Board since January 2002. Mr. Brady has nearly 40 years of business experience and is Chairman of the Opower Advisory Board, a privately held company and leading provider of cloud based energy information software to the utility industry. He is the former Chairman of the Board of Directors of Baltimore Gas & Electric Company ("BGE") and Executive Vice President-Corporate Strategy at Constellation Energy Group ("CEG") (NYSE: CEG), a position he assumed in 1999. Prior to 1999, Mr. Brady held various positions at BGE, including Vice President and Chief Accounting Officer. During a distinguished career at CEG/BGE, Mr. Brady held a series of senior executive positions providing experience in strategy, mergers and acquisitions, the boardroom, entrepreneurial start-up businesses, managing local utility operations and chief accounting officer responsibilities. Prior to its acquisition by Exelon, CEG was a Fortune 200 company owning energy related businesses, including BGE. BGE is the largest electric and gas utility in Maryland. Mr. Brady continued to serve on the Board of Directors of BGE through 2012. He currently serves as a Trustee and Treasurer of the Board of Stevenson University. Mr. Brady served as Chairman of the Maryland Public Broadcasting Commission and Maryland Public Television from 2003 to 2007 and also served on the Board of Directors of the Maryland Chamber of Commerce through 2010. Mr. Brady received a BS in Accounting from the University of Baltimore and an MBA in finance from Loyola University, completed an Advanced Executive Program at The Penn State University and was certified as a Certified Public Accountant.

        Mr. Brady's extensive career in key financial and strategic executive positions at a substantial public company, and experiences with privately-owned, venture capital funded start-up companies, qualifies him to lead our Board and assess our strategic initiatives, both qualitatively and quantitatively. Mr. Brady's utility operations experience and continuous significant civic involvements also complement and enhance the perspectives which he brings to his role as Chairman of the Board.

        Robert L. Denton, 61, has been a member of our Board since May 1999. Mr. Denton's background includes significant real estate and finance experience. Mr. Denton retired as a Managing Partner of The Shidler Group in 2013. Mr. Denton joined The Shidler Group in 1994 and was responsible for the implementation of the group's new investment vehicles and companies. Mr. Denton was a co-founder of several Shidler Group sponsored companies, including First Industrial Realty Trust, Inc. (NYSE: FR) and Primus Guaranty, Ltd. (OTC: PRSG), a Bermuda company. Mr. Denton was also responsible for the structuring and execution of the initial public offering for TriNet Corporate Realty Trust. From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment banking firm that he co-founded. Mr. Denton served on the Board of Trustees of Pacific Office

Properties Trust, Inc. until January 2013. Mr. Denton received a BS in Economics and an MBA from The Wharton School at the University of Pennsylvania.

        Mr. Denton's extensive real estate and financial career, including as a senior executive in a significant private real estate investment and acquisition company, enables Mr. Denton to provide meaningful insight and leadership into our strategic initiatives, with specific focus on review and analysis of our proposed investment, development and capital market initiatives. Mr. Denton has continued to be very informed in the arena of corporate governance from his continuing education efforts.

        Philip L. Hawkins, 58, has been a member of our Board since January 2014. Since 2006, Mr. Hawkins has been the Chief Executive Officer and a member of the Board of Directors of DCT Industrial Trust Inc. (NYSE: DCT), a Denver-based industrial REIT that owns, acquires, operates and develops bulk distribution and light industrial properties in high-volume distribution markets in the U.S. From 2002 to 2006, Mr. Hawkins was President and Chief Operating Officer and a member of the Board of Directors of CarrAmerica Realty Corporation (formerly NYSE: CRE, prior to its acquisition by The Blackstone Group). Also at CarrAmerica, he served as Chief Operating Officer from 1998 to 2002 and Managing Director of Asset Management from 1996 to 1998. From 1982 to 1995, Mr. Hawkins held a series of senior executive positions in real estate investment, development, leasing and management with LaSalle Partners, Ltd. (now known as JLL). Mr. Hawkins is a member of NAREIT and the Urban Land Institute. He is a trustee of Hamilton College, where he received his bachelor's degree. He received his MBA from the University of Chicago.

        Mr. Hawkin's lengthy real estate career, both in the office and industrial sectors, with publicly traded companies, including his current and past executive positions, qualifies him to provide experienced perspective on our strategic initiatives and to assess capital allocation and other investment decisions. In addition, Mr. Hawkin's existing public company board service enhances the insights he brings as a Board member.

        U.S. Rear Admiral (Ret.) Elizabeth A. Hight, 60, has been a member of our Board since February 2011. From October 2010 through her departure in January 2014, RADM Hight served as Vice President of the Hewlett-Packard Company's ("HP") Enterprise Services U.S. Public Sector Cybersecurity Practice. From January 2010 to October 2010, she served as Vice President of HP's U.S. Public Sector DoD Command and Control Infrastructure. From July 2008 until December 2008, RADM Hight served as the Acting Director of the Defense Information Systems Agency ("DISA") and Acting Commander of the Joint Task Force-Global Network Operations ("JTF GNO"). She also served as DISA's Vice Director from April 2007 until October 2009 and as Principal Director for Operations and Deputy Commander, JTF GNO from 2005 to 2007. In her DISA role, she was responsible for providing global command, control, communications and computer support to the nation's warfighters, and in her JTF GNO role, she was responsible for directing the operation and defense of the DoD's Global Information Grid. RADM Hight joined the Navy in March 1977. Throughout her career in the Navy, she served in numerous roles, including program sponsor for the UHF Satellite Communications Program on the Chief of Naval Operations staff, Assistant Program Manager for the UHF Follow-on communications satellite program, Commanding Officer, Fleet Surveillance Support Command and Commanding Officer, Navy Computer and Telecommunications Area Master Station Atlantic. RADM Hight has a Masters in Telecommunications Systems from the Naval Postgraduate School and a Masters in Information Systems from The George Washington University.

        As a result of her lengthy Navy career spanning various substantive areas that complement our strategy and her subsequent transition to the private sector, RADM Hight is qualified to contribute significantly to our strategic objectives. She is also qualified to assist in evaluating potential data and cyber security initiatives resulting from the strategy.

        David M. Jacobstein, 67, has been a member of our Board since August 2009. He has more than 25 years of real estate experience. Since July 2009, Mr. Jacobstein has provided consulting services to real estate related businesses. Mr. Jacobstein was the senior advisor to Deloitte LLP's real estate industry group from June 2007 to June 2009, where he advised Deloitte's real estate practitioners on strategy, maintained and developed key client relationships and shaped thought leadership that addressed key industry and market trends. From 1999 to 2007, he was President and Chief Operating Officer of Developers Diversified Realty Corporation, now known as DDR Corp. (NYSE: DDR), an owner, developer and manager of market-dominant community shopping centers. Mr. Jacobstein also served on DDR's Board of Directors from 2000 to 2004. Prior to DDR, he was Vice Chairman and Chief Operating Officer of Wilmorite, Inc., a Rochester, New York based developer of regional shopping malls. Mr. Jacobstein currently serves on the Board of Broadstone Net Lease, Inc., a private REIT focused on single tenant net lease real estate. Mr. Jacobstein also serves on the Advisory Board of White Oak Partners, Inc., a private equity firm concentrating in real estate investment. He is a member of the National Association of Corporate Directors (NACD). Mr. Jacobstein also served on the Advisory Board of The Marcus & Millichap Company, a diversified real estate holding company based in Palo Alto, CA, from 2007 to March 2013. Mr. Jacobstein began his career as a corporate and securities lawyer. He graduated from Colgate University with a Bachelors of Arts degree and from The George Washington University Law Center with a Juris Doctor degree.

        Mr. Jacobstein's experience as a senior executive and board member of a publicly traded REIT enables him to provide insight in a variety of areas affecting our operational and strategic functions, including with respect to proposed real estate investments, corporate level investments, financial matters and corporate governance. In addition, his background as a corporate and securities lawyer is valuable to our Board in its assessment of legal matters.

        Steven D. Kesler, 62, has been a member of our Board since September 1998. Since 2006, Mr. Kesler has served as Chief Financial Officer for CRP (Chesapeake Realty Partners) Operations, LLC, a private company that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities. He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues, from 2005 to 2006. Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of CEG. In these roles, Mr. Kesler managed a corporate investment entity, CEG's pension plan and nuclear decommissioning trust and a portfolio of real estate assets, including assisted living facilities. Mr. Kesler currently serves as a Trustee and Chair of the Investment Committee of the Board of McDaniel College. Mr. Kesler previously served as a Director on the Boards of Atapco, Inc., a private real estate and investment company, and Ace Guaranty Corporation, a financial guaranty subsidiary of Ace, Limited, a public company. Mr. Kesler received an MBA in finance from The Wharton School, University of Pennsylvania, previously worked in public accounting and is a Certified Public Accountant.

        Mr. Kesler's executive positions at both private and public real estate companies as well as his Board service on both private and public companies adds to the value of his contributions to our Board for both investment and financial oversight.

        C. Taylor Pickett, 52, has been a member of our Board since November 2013. Since 2001, Mr. Pickett has been the Chief Executive Officer and since 2002, a member of the Board of Directors of Omega Healthcare Investors, Inc. (NYSE: OHI), a healthcare REIT that invests in healthcare facilities in the U.S. and provides lease or mortgage financing to qualified operators of skilled nursing facilities, assisted living facilities, independent living facilities and rehabilitation and acute care facilities. From 1998 to 2001, Mr. Pickett was Executive Vice President and Chief Financial Officer of Integrated

Health Services, Inc., where he also held a series of executive positions in mergers and acquisitions from 1993 to 1998. From 1991 to 1993, Mr. Pickett was Vice President of Taxes for PHH Corporation and, from 1984 to 1991, he was Senior Manager for KPMG. Mr. Pickett is also on the Board of Directors for Atherio, a global technology services company. He received his bachelor's degree in accounting with honors from the University of Delaware and a Juris Doctor degree with honors from the University of Maryland School of Law.

        Mr. Pickett's extensive executive experience at various public companies and his financial expertise, as well as Board service on private companies, are assets to considering our strategic initiatives and capital allocation decisions, and supplement our financial oversight. In addition, his active role as a chief executive officer serves as a valuable resource for both management and the Board.

        Richard Szafranski, 66, has been a member of our Board since August 2009. His background includes over 40 years of experience in national security and expertise in pay for performance, strategic planning, scenario planning, market assessments and business development. He formerly was a senior fellow and managing partner at Toffler Associates, a strategy and management consulting firm, where he provided consulting services for senior executives in U.S. Government agencies, including the U.S. intelligence community, and commercial firms in the global defense, communications and aerospace sectors. He retired from active service in the United States Air Force as a colonel in 1996. Mr. Szafranski served on the Board of Directors for Ceridian Corporation from 2006 to 2007 and SBS Technologies, Inc. from 2002 to 2005, where he chaired the Compensation Committee. He has a Master of Arts in Human Resources Management from Central Michigan University and has completed executive education on corporate governance at the Harvard Business School and Robert H. Smith School of Business Directors' Institute at the University of Maryland. Mr. Szafranski has been designated a Board Leadership Fellow by the National Association of Corporate Directors.

        Mr. Szafranski's extensive background in matters of national security positions him to contribute significantly to our core strategic initiatives. In addition, Mr. Szafranski's past board service and consulting service experience create a strong foundation for him to assess corporate governance initiatives and compensation and risk management matters.

        Roger A. Waesche, Jr., 59, our Chief Executive Officer and a member of our Board since April 1, 2012, has been our President since September 2010, after holding the position of Executive Vice President since January 2004 and the position of Senior Vice President from September 1998 through December 2003. Mr. Waesche was our Chief Operating Officer from August 2006 through September 2011, after serving as our Chief Financial Officer since March 1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.'s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. Mr. Waesche is a member on the Maryland Industrial Development Financing Authority and a board member of the Economic Alliance of Greater Baltimore, the Greater Baltimore Committee and the Board of Sponsors of the Loyola University Maryland's Sellinger School of Business.

        As a long-tenured real estate professional with the Company and its predecessor entities, and with a depth of both operational and financial expertise, Mr. Waesche is highly qualified to serve as a valued member of our Board. In his role as Chief Executive Officer, Mr. Waesche is a critical link between the Board and management. Mr. Waesche's experience at initiating and implementing strategic initiatives and continued active community involvement are also valuable assets to the Board.

The Board recommends a vote "FOR" each of the nominees listed in Proposal 1.

Our Board of Trustees

How do we determine whether our Trustees are independent?

        We believe that in order for our Board to effectively serve in its capacity, it is important, and the NYSE mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the NYSE. Therefore, we require that a substantial majority of the Board be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A Trustee will not be deemed independent if: (1) the Trustee is, or within the last three years, has been, employed by the Company or a member of his/her immediate family is, or within the last three years has been, an executive officer of the Company; (2) the Trustee or a member of his/her immediate family receives, or during any 12-month period within the last three years received, more than $120,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); (3) the Trustee is a current partner or employee of the Company's internal auditors or outside independent registered public accounting firm serving as the Company's auditors, or a member of the Trustee's immediate family is a current partner of such auditors or firm, or is a current employee of such auditors or such firm and personally works on the Company's audit, or the Trustee or a member of the Trustee's immediate family was within the last three years a partner or employee of such auditors or firm and personally worked on the Company's audit during that time; (4) the Trustee or a member of his/her immediate family is, or within the last three years has been, employed as an executive officer of another entity of which any of the Company's present executive officers at the time, serves or served on that other entity's compensation committee; (5) the Trustee is a current employee, or a member of his/her immediate family is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues, or (6) the Trustee is a current executive officer or compensated employee, or an immediate family member of the Trustee is a current executive officer, of a charitable organization to whom we make donations in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such charitable organization's donations.

Are our Trustees independent of Corporate Office Properties Trust?

        The Board has determined that each of our Trustees and nominees for Trustee meet the independence guidelines described above except for Mr. Waesche, our current President and Chief Executive Officer.

What is the leadership structure of our Board of Trustees?

        Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of the Company's shareholders. Our current leadership structure is comprised of an independent Chairman of the Board separate from the Chief Executive Officer. Among other things, the Board believes that having an independent Chairman enhances the ability of non-management Trustees to raise issues and concerns for Board consideration without immediately involving management and has determined that this structure is the most appropriate structure at this time.

        Under our Bylaws, the Chairman of the Board shall preside over the meetings of the Board and of the shareholders at which he or she shall be present and shall in general oversee all of the business and affairs of the Company. In the absence of the Chairman, the Chief Executive Officer shall preside over the meetings of the Trustees and of the shareholders at which he shall be present. The Chairman shall perform such other duties as may be assigned by the Trustees. The Chief Executive Officer shall have responsibility for implementation of the policies of the Company, as determined by the Board, and for the administration of the business affairs of the Company.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board and annual meetings of shareholders?

        The Board holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. A Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting.

        Trustees are expected to be present at our annual meetings of shareholders. All of our Trustees serving as Trustees at the time of the 2013 Annual Meeting of Shareholders were in attendance at the meeting.

What is our policy regarding meetings of non-management Trustees?

        The non-management Trustees meet in executive session at least annually without management. The Chairman of the Board presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

  •
  Employee Trustees receive no compensation, other than their compensation as an employee, for serving on the Board or its committees.

  •
  Non-employee Trustees received the following:

  o
  Fees, paid in cash, set forth below:

Annual Trustee fee	$64,000
Annual Chairman of Board fee	32,000
Annual committee chairman fee
Audit	11,000
Compensation	9,500
Investment	8,000
Nominating and Corporate Governance	6,000
Annual committee fees
Audit	11,000
Compensation	9,500
Investment	8,000
Nominating and Corporate Governance	6,000
Fee for each Board meeting attended after first 12 per calendar year	2,000

    o
    Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

    o
    Annual grants of restricted shares in an award value of not more than $82,500 (using the 15-day trailing average share price as of the grant date). These shares vest one year from the date of grant. Holders of restricted shares are entitled to receive dividends on such shares and can cast votes for such shares prior to shares vesting.

        The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2013.

Name of Trustee	Fees Earned (Paid in Cash)(1)	Restricted Share Awards(2)	Total
Thomas F. Brady	$109,333	$83,457	$192,790
Robert L. Denton	97,667	83,457	181,124
Clay W. Hamlin, III	72,000	83,457	155,457
Elizabeth A. Hight	79,500	83,457	162,957
David M. Jacobstein	103,500	83,457	186,957
Steven D. Kesler	83,000	83,457	166,457
C. Taylor Pickett(3)	18,000	39,970	57,970
Jay H. Shidler	88,667	83,457	172,124
Richard Szafranski	90,500	83,457	173,957
Kenneth D. Wethe	83,000	83,457	166,457

(1)
This column reports the amount of cash compensation earned in 2013 for Board and committee service.

(2)
Represents the grant date fair value of restricted shares awarded to the Trustees in 2013. The grant-date fair value of restricted shares granted in 2013 to the non-employee Trustees was $29.13 and $22.23 per share for shares granted on May 9, 2013 and December 1, 2013, respectively. As of December 31, 2013, the aggregate numbers of outstanding options held by non-employee Trustees were: Mr. Brady: 30,000 options; Mr. Denton: 20,000 options; Mr. Hamlin: 25,000 options; Mr. Jacobstein: 5,000 options; Mr. Kesler: 30,000 options; Mr. Shidler: 20,000 options; Mr. Szafranski: 5,000 options; and Mr. Wethe: 15,000 options. See Notes 2 and 16 to our consolidated financial statements included in our Annual Report on Form 10-K for additional information regarding share-based compensation, including assumptions made in determining values for the options and restricted shares.

(3)
Mr. Pickett joined our Board on November 21, 2013.

What are the current committees of our Board?

        The Board currently has four committees: (1) the Audit Committee; (2) the Compensation Committee; (3) the Investment Committee; and (4) the Nominating and Corporate Governance Committee. Descriptions of these committees are set forth below:

  •
  The Audit Committee oversees the following:

  o
  the integrity of the Company's financial statements and other financial information provided by the Company to its shareholders and the investment community;

  o
  the Company's compliance with legal and regulatory requirements and ethical behavior;

    o
    the retention of the Company's independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services;

    o
    the Company's accounting and financial reporting processes, internal control systems and internal audit function; and

    o
    the Company's risk management activities.

    The Committee also provides an avenue for communication among the Company's independent registered public accounting firm, internal auditors, management and the Board.

  •
  The Compensation Committee's primary responsibilities are set forth below:

  o
  to establish and periodically review the Company's compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees and to make recommendations to the Board with respect to such compensation;

  o
  to establish compensation arrangements and incentive goals (Company financial measures, business metrics and individual goals) for executive officers and to administer such compensation plans and programs;

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  to review and approve goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the CEO's performance in light of those goals and objectives and, either as a Committee or together with the other independent Trustees (as directed by the Board), recommend to the Board for approval the CEO's compensation level based on this evaluation;

  o
  to review the performance of all other executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;

  o
  to review and consider risks relating to the Company's compensation policies;

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  to review compensation arrangements for Trustees and make appropriate recommendations to the Board for approval; and

  o
  to review and monitor management development and succession plans and activities.

  •
  The Investment Committee approves all of our acquisitions, dispositions, development projects, financings, joint ventures, equity issuances and other investments that are individually in excess of $10 million, and any of such items that are greater than $50 million must also be approved by the full Board.

  •
  The Nominating and Corporate Governance Committee serves the following purposes:

  o
  recommends to the Board the structure and operations of the Board;

  o
  identifies individuals qualified to serve as Trustees and recommends that the Board select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;

  o
  recommends to the Board the responsibilities of each Board committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee, including the recommendation of the chair for each Board committee;

  o
  oversees the Board's annual evaluation of its performance and the performance of all Board committees; and

  o
  develops and recommends to the Board for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

All members of the Audit, Nominating and Corporate Governance and Compensation Committees are independent Trustees and meet the applicable requirements for committee membership under the NYSE rules. The practices of the Audit, Nominating and Corporate Governance and Compensation Committees are outlined in their respective charters, which are available on our Internet website in the subsection entitled "Corporate Governance" or in print to any shareholder upon request. To the extent modifications are made to the charters, such modifications will be reflected on our Internet website.

        The committees on which Trustees served and the number of meetings held during 2013 are set forth below:

Board Member	Audit	Compensation	Investment	Nominating and Corporate Governance
Thomas F. Brady		C	✓(1)	✓

Robert L. Denton	✓		C(1)(2)	C

Clay W. Hamlin, III			✓

Elizabeth A. Hight		✓		✓

David M. Jacobstein	C	✓	✓

Steven D. Kesler	✓		✓

C. Taylor Pickett			✓(3)

Jay H. Shidler			✓(2)	✓

Richard Szafranski	✓	✓		✓

Kenneth D. Wethe	✓		✓

Meetings Held in 2013	13	5	6	4

C = Chairman of the Committee

✓ = Member of the Committee

(1)
Joined the Committee effective May 9, 2013

(2)
Mr. Shidler was Chairman of the Investment Committee until May 9, 2013, at which time Mr. Denton commenced his term as Chairman of the Investment Committee.

(3)
Joined the Committee effective November 21, 2013.

        During 2013, the Board held four quarterly meetings and three special meetings. Each incumbent Trustee in 2013 attended at least 75% of the aggregate of the meetings of the Board and meetings held by all committees on which such Trustee served.

How are our Trustees nominated?

        The Nominating and Corporate Governance Committee of the Board is responsible for recommending nominations to the Board and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board the size, function, and needs of the Board and, in doing so, takes into account the principle that the Board as a whole should be competent in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management and communication skills; (5) leadership; (6) public real estate investment trusts ("REITs") and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management. The Board also seeks members from diverse backgrounds. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are or were affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee's past attendance at meetings and participation in, and contributions to, the activities of the Board and its committees.

        Our Board does not have an explicit diversity policy. Nevertheless, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for nomination. The Board believes that its members should exhibit integrity and ethical behavior, and that they should collectively represent a broad spectrum of experience and expertise. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

        The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

  The Committee considers nominees recommended by the Company's common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company's proxy statement for its most recent annual meeting of shareholders:

  •
  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

  •
  information about the relationship between the candidate and the nominating shareholder;

  •
  the consent of the candidate to serve as a Trustee;

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  proof of the number of shares of the Company's common shares that the nominating shareholder owns and the length of time the shares have been owned; and

  •
  a separate statement of the candidate's qualifications relating to the Board's membership criteria.

What is the Board's approach to risk oversight?

        The Board plays an important role in the risk oversight of the Company. The Board establishes and monitors the Company's risk tolerance and oversees its risk management activities primarily by:

  •
  approving the strategic direction of the Company on an annual basis;

  •
  maintaining for itself and its committees direct decision-making authority with respect to matters with significant inherent risks, including material acquisition, disposition, development and financing activities and the appointment, retention and compensation of senior management;

  •
  reviewing and discussing regular periodic reports relating to the performance of the Company and enterprise risk assessments relating to the achievement of its objectives;

  •
  approving the Company's annual budget and capital plan; and

  •
  overseeing specific areas of the Company's business by the Compensation, Audit and Nominating and Corporate Governance Committees.

The Board and its Committees also rely on management to bring significant matters to their attention.

        Pursuant to its charter, the Audit Committee is responsible for the review of the Company's risk assessment and management activities, including the Company's enterprise risk management ("ERM") assessment. The Committee discharges these responsibilities by reviewing and discussing with management, the Company's internal audit function and the Company's independent registered public accounting firm any significant risks or exposures faced by the Company, the steps taken to identify, minimize, monitor or control such risks or exposures and the Company's underlying policies with respect to risk assessment and risk management. Consistent with NYSE Rules, the Audit Committee also provides oversight with respect to risk assessment and risk management, particularly regarding the activities of the Company's internal audit function and integrity of the Company's financial statements and internal controls over financial reporting. The Company's internal audit function reports to the Audit Committee regarding such activities on an ongoing basis, including at each of the Audit Committee's meetings. The Board is informed regarding these risk oversight activities at the quarterly meetings of the Board.

        In addition, the Board believes that because its leadership and management functions are separated, the Board's ability to take a more objective, independent approach to overseeing risk is enhanced.

Our Executive Officers

        Below is information with respect to our executive officers (in addition to Roger A. Waesche, Jr.) (sometimes referred to herein as our "executive officers" or "executives").

        Stephen E. Riffee, 56, has been our Executive Vice President and Chief Financial Officer since August 2006. Prior to that time, Mr. Riffee served CarrAmerica Realty Corporation, a real estate investment trust, as Executive Vice President and Chief Financial Officer from April 2002 to July 2006 and Senior Vice President, Controller and Treasurer from July 1999 to March 2002. Prior to joining CarrAmerica Realty Corporation, Mr. Riffee held positions with Marriott International, Inc. and Burlington Northern Railroad and practiced as a Certified Public Accountant with KPMG Peat Marwick.

        Stephen E. Budorick, 53, has been our Executive Vice President and Chief Operating Officer since September 2011. Prior to joining us, Mr. Budorick served as Executive Vice President of Asset Management at Callahan Partners, LLC, a private real estate owner and developer, for five years. From 1997 to 2006, Mr. Budorick was Executive Vice President in charge of Trizec Properties, Inc.'s Central Region and from 1991 to 1997, he was Executive Vice President responsible for third-party management at Miglin Beitler Management Company. Mr. Budorick also worked in asset management at LaSalle Partners, Inc. from 1988 to 1991 and facilities management and planning at American Hospital Association from 1983 to 1988.

        Wayne Lingafelter, 54, has been our Executive Vice President, Development & Construction Services since January 2009, previously serving as Senior Vice President-Development & Construction since May 2008. Prior to joining us, Mr. Lingafelter served Duke Realty Corporation, a real estate investment trust, for 20 years in several positions, the most recent of which included Senior Vice President of Government Solutions from February 2006 to May 2008 and Senior Vice President of Cleveland Operations from 2002 to February 2006.

        Karen M. Singer, 49, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients.

Share Ownership of our Trustees,
Executive Officers and 5% Beneficial Owners

        The following table shows certain information as of March 14, 2014 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party's name, except as otherwise noted.

	Common Shares Beneficially Owned(1)	Percent of All Common Shares Beneficially Owned(2)	Options Exercisable within 60 days after March 14, 2014
Cohen & Steers, Inc.(3)	13,089,689	14.9%	—
The Vanguard Group, Inc.(4)	10,910,130	12.5	—
APG Asset Management US Inc.(5)	9,079,562	10.4	—
BlackRock, Inc.(6)	8,874,423	10.1	—
Thomas F. Brady	35,390	*	25,000
Robert L. Denton(7)	344,865	*	20,000
Clay W. Hamlin, III(8)	1,000,350	1.1	25,000
Philip L. Hawkins	1,036	*	—
Elizabeth A. Hight	9,057	*	—
David M. Jacobstein	15,890	*	5,000
Steven D. Kesler	46,321	*	25,000
C. Taylor Pickett(9)	16,798	*	—
Jay H. Shidler(10)	1,842,246	2.1	20,000
Richard Szafranski.	15,390	*	5,000
Kenneth D. Wethe(11)	89,975	*	15,000
Roger A. Waesche, Jr.	282,053	*	—
Stephen E. Riffee.	103,980	*	—
Wayne H. Lingafelter	38,642	*	—
Stephen E. Budorick.	35,371	*	—
Karen M. Singer	52,986	*	—
All Trustees and Executive Officers as a Group (16 persons)(12)	3,930,350	4.3%	140,000

*
Represents less than one percent.

(1)
With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes common shares issuable under options held by such shareholder(s) exercisable within 60 days after March 14, 2014, as reflected in the third column of this table.

(2)
Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of options exercisable currently or within 60 days after March 14, 2014 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Cohen & Steers, Inc. ("Cohen & Steers") has sole voting power with respect to 8,107,301 shares and sole investment power with respect to 13,089,689 shares. Cohen & Steers is located at 280 Park Avenue, 10th Floor, New York, New York 10017. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Cohen & Steers on February 14, 2014.

(4)
The Vanguard Group ("Vanguard") has sole voting power with respect to 155,223 shares, shared voting power with respect to 55,200 shares, sole investment power with respect to 10,791,810 shares and shared investment power with respect to 118,320 shares. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Vanguard on February 12, 2014.

(5)
APG Asset Management US Inc. ("APG") has sole voting and investment power with respect to 9,079,562 shares. APG is located at 666 Third Avenue, 2nd Floor, New York, New York 10017. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by APG on February 7, 2014.

(6)
BlackRock, Inc. ("BlackRock") has sole voting power with respect to 8,509,816 shares and sole investment power with respect to 8,874,423 shares. BlackRock is located at 40 East 52nd Street, New York, New York 10022. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock on January 10, 2014.

(7)
Robert L. Denton's common shares beneficially owned include 322,000 common units in the Operating Partnership exchangeable for common shares, 90,000 (26.1% of his total common unit and common share holdings) of which were pledged as security for a line of credit. Such pledged common units do not impact Mr. Denton's minimum required share holdings. Mr. Denton's address is 950 Park Avenue, New York, New York 10028.

(8)
Clay W. Hamlin, III's common shares beneficially owned include 963,960 common units in the Operating Partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 61,442 of these units and shared investment power for the remainder of these units. Mr. Hamlin's address is 40 Morris Avenue, Suite 100, Bryn Mawr, Pennsylvania 19010.

(9)
C. Taylor Pickett common shares beneficially owned include 5,000 shares held through C. Taylor Pickett Family Trust. Mr. Pickett does not have voting or investment power with respect to these shares.

(10)
Jay H. Shidler's common shares beneficially owned include 1,785,856 common units in the Operating Partnership exchangeable for common shares. Mr. Shidler's address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(11)
Kenneth D. Wethe's common shares beneficially owned include 63,621 shares held through Enterprise Education Foundation, for which Mr. Wethe serves as Chairman of the Board of Trustees. Mr. Wethe has shared voting and investment power with respect to these shares.

(12)
Includes 3,071,816 common units in the Operating Partnership exchangeable for common shares. These common units are beneficially owned by Mr. Denton, Mr. Hamlin and Mr. Shidler as described in Notes 7, 8 and 10 above.

 Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders. Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2013, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis, with the exception of a late filing for Gregory J. Thor, Senior Vice President—Chief Accounting Officer and Controller, who has been a Section 16 insider since 2008 in his capacity as chief accounting officer and filed neither an initial report on Form 3 nor nineteen subsequent reports for various transactions; however, all of these transactions (none of which violated Section 16(b) under the Exchange Act) were reported on a Form 5 filed with the Securities and Exchange Commission on January 28, 2014.

Code of Ethics; Review and Approval of Related Party Transactions

        The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers. These codes of ethics documents are available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Company's Internet website address is www.copt.com. We will make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers. In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to our Vice President, Investor Relations at ir@copt.com or at our mailing address.

        Our Code of Business Conduct and Ethics mandates that the Audit Committee must review and approve any "related party transaction," as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

        In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Audit Committee or our Senior Vice President, Secretary and General Counsel. If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

 Report of the Audit Committee

        The Audit Committee of Corporate Office Properties Trust's Board is comprised of the five Trustees named below. Each of the Trustees meets the independence and experience requirements of the NYSE and satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board has determined that Steven D. Kesler is an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee adopted and the Board approved, a charter outlining the Audit Committee's practices. A copy of the charter is available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Audit Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Audit Committee's charter, such modifications will be reflected on the Company's Internet website.

        Management is responsible for the Company's financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company's financial statement schedules and the effectiveness of the Company's internal control over financial reporting. The Company's internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and identifying opportunities to assist in improving the Company's operations. The role of the Audit Committee is to oversee these activities.

        Management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company's internal control over financial reporting, and represented to the Audit Committee that the Company's internal control over financial reporting was effective as of December 31, 2013 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee also reviewed Management's Report on Internal Control over Financial Reporting contained in the Company's and the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm's Report of Independent Registered Public Accounting Firm (included in the Company's and the Operating Partnership's Annual Report on Form 10-K). The Report of Independent Registered Public Accounting Firm related to the audit of: (1) the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K; and (2) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2014.

        The Audit Committee met with the Company's accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company's annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company's submission of such filings to the Securities and Exchange Commission. In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of management.

        Management represented to the Audit Committee that the Company's and the Operating Partnership's consolidated financial statements for the year ended December 31, 2013 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, which addresses communication between audit committees and independent registered public accounting firms. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, which addresses independence discussions between auditors and audit committees. The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm's provision of audit and non-audit services provided to the Company during 2013 was compatible with maintaining the registered public accounting firm's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's and the Operating Partnership's audited consolidated financial statements for the year ended December 31, 2013 be included in the Company's and the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. This report is provided by the following independent Trustees, who constitute the Audit Committee.

AUDIT COMMITTEE
David M. Jacobstein, Chair
Robert L. Denton
Steven D. Kesler
Richard Szafranski
Kenneth D. Wethe

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

        PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012. PwC also provided us with other auditing and advisory services. We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm. As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC's independence and objectivity. In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC's proposed cost for providing such services.

        The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC. Specifically, management contacts the Audit Committee Chair regarding the potential need for a service from PwC. PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee. Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chair. The Audit Committee Chair then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter. The Audit Committee has delegated pre-approval authority to the Chair for certain audit-related services. All fees paid to PwC in 2013 were approved by the Audit Committee in accordance with this policy.

        For the years ended December 31, 2013 and 2012, we incurred the approximate fees and expenses set forth below with PwC:

	2013	2012
Audit fees(1)	$1,457,368	$1,068,142
Audit-related fees(2)	52,630	53,580
Tax fees(3)	195,639	192,660

Total	$1,705,637	$1,314,382

(1)
Audit fees include fees billed for services rendered in connection with audits of (i) the Company's and the Operating Partnership's consolidated financial statements and financial schedules included in the Annual Report on Form 10-K; (ii) the Operating Partnership's consolidated financial statements included in a Form S-4; and (iii) the effectiveness of the Company's and the Operating Partnership's internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q and a Form S-4. These fees totaled $1,202,368 in 2013 and $892,642 in 2012. Audit fees also include issuances of comfort letters on filings associated with offerings and debt issuances and consents on registration statements.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above. This category includes fees for the audit of financial statements of our employee retirement savings plan.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, tax planning and services in connection with technology used for tax compliance in 2013 and 2012.

None of the fees reflected above were approved by the Audit Committee pursuant to the "de-minimis exception" in Rule 2-01 of Regulation S-X.

        We expect that PwC will serve as our independent registered public accounting firm for 2014, though we have asked that our shareholders ratify PwC's service as discussed under Proposal 2 below. We expect that a representative of PwC will be present at the 2014 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

 Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Trustees has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. Although ratification by shareholders is not required by law or by our Bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

        The Board recommends a vote "FOR" approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

 Proposal 3—Advisory Vote to Approve Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's rules. This is commonly known as, and is referred to herein as, a "say-on-pay" proposal or resolution.

        Our compensation programs are designed to clearly link annual and long-term financial results and shareholder return to executive rewards. The majority of each executive's pay is tied directly to goal achievement; this pay for performance approach ensures that the financial interests of our executives are aligned with those of our shareholders. Please refer to the section entitled "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2013.

        The Compensation Committee annually reviews all elements of our compensation program for named executive officers to ensure its alignment with our philosophy and corporate governance approach, including its effectiveness in aligning the financial interests of our executives with those of our shareholders. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing shareholders with the opportunity to approve the following non-binding, advisory resolution:

          "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, including the section entitled "Compensation Discussion and Analysis," compensation tables and narrative discussion, is hereby APPROVED."

        The Board recommends a vote "FOR" the approval of this resolution.

        We are asking our shareholders to indicate their support for our named executive officers' compensation as described in this proxy statement. This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.

Vote Required; Effect of Vote

        The affirmative vote of a majority of the votes cast on this proposal will be required for approval.

        The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on us or the Compensation Committee. However, the Compensation Committee does value the opinions of our shareholders and will take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of the four independent Trustees listed below. The Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than their relationships as Trustees.

Report of the Compensation Committee

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company's and the Operating Partnership's Annual Report on Form 10-K for 2013 and the Company's 2014 proxy statement. This report is provided by the following independent Trustees, who comprise the Committee.

COMPENSATION COMMITTEE
Thomas F. Brady, Chairman Elizabeth A. Hight David M. Jacobstein Richard Szafranski

 Compensation Discussion and Analysis

Executive Summary

        Our compensation programs are specifically designed to link annual and long-term financial results and total shareholder return to executive compensation. Our pay for performance approach is designed to ensure that the financial interests of our executives are closely aligned with those of our shareholders by tying the majority of each executive's pay directly to the achievement of objectives.

Pay for Performance Highlights for 2013:

  •
  Mr. Waesche received an 8.2% increase in base salary as of January 1, 2013 in recognition of the increased responsibilities he assumed upon his promotion to CEO in 2012 (at which time he received no salary increase), and due to his performance in the role. Even with that increase, his base salary is in the 25th percentile compared to the CEOs in our peer group, which we feel is appropriate given his relatively brief tenure in this position.

  •
  On March 8, 2013, the Company entered into an agreement with Mr. Waesche not to extend his existing employment agreement, which would have expired on June 30, 2013. Effective July 1, 2013, he was included in the Company's "Executive Change in Control and Severance Plan" ("CIC Plan") (see additional disclosure in the section entitled "Severance and Change in Control Benefits"). The decision not to extend his existing employment agreement eliminated pay practices inherent in the agreement that we believe are no longer aligned with corporate governance best practices.

  o
  As the other executives' existing employment agreements expire, the Company intends to include those executives in the CIC Plan rather than provide for renewed or replacement employment agreements. We feel that the CIC Plan encourages our executives to act in the best interests of our shareholders, while also providing financial security to our executives in the event of a change in control. We believe that the design of the CIC Plan is competitive with similar plans found in our industry.

  •
  We used a balanced scorecard approach to drive achievement of strategic objectives, measure Company performance and determine the executives' annual cash incentive awards. We believe this approach rewards our executives for short-term financial achievement, as well as the achievement of strategic objectives that will create value for our shareholders over the longer term. The scorecard weighted the following three objectives using both quantitative and qualitative evaluations: Operating Results at 55%; Portfolio Repositioning at 25%; and Balance Sheet and Capital Markets metrics at 20%. In 2013, the Company significantly exceeded its earnings, leasing, and balance sheet goals, resulting in achievement of 120% of target measures. The Board approved payout of annual cash incentive awards at this level for all NEOs other than the CEO. For Mr. Waesche, the Board approved a lesser payout of 115% of target, reflective of the Company's (0.84%) total shareholder return ("TSR") performance for the year ended December 31, 2013.

  •
  Our executive long-term equity incentive program was comprised of two elements in 2013:

  o
  The majority of the executives' long-term equity incentives (75%) were awarded in the form of performance share units ("PSUs"). We believe these forward-looking awards, which focus entirely on TSR relative to our peer group over a three-year performance period, closely align our executives' interests with those of our shareholders. The number of shares earned at the end of the period depends entirely on performance relative to our established peer group, and if the Company's results are in the bottom quartile, no shares will be earned. We believe that the PSU plan further motivates our executives to achieve strong returns over a sustained period of time.

    o
    25% of the executives' long-term equity incentives are restricted share grants ("RSs") with a three-year ratable vesting period. We believe this portion of their award reinforces our goal of retention, in addition to incentivizing our executives to increase shareholder value over an extended time frame.

  •
  Consistent with our pay philosophy, we believe that our CEO's compensation is aligned with Company performance. As reflected below, over the period 2009 to 2013, realizable pay for our CEO (Mr. Randall M. Griffin in 2008 through 2011 and Mr. Waesche in 2012 and 2013) was closely correlated with the Company's indexed total shareholder return ("Indexed TSR"). Indexed TSR represents the cumulative return on a $100 investment in our common shares made at the beginning of the measurement period. As illustrated, realizable pay is the combined value of salary, annual cash incentive awards and projected payout value of the equity awards as of December 31 of each year.

CEO

Other Compensation Program Highlights:

        The Compensation Committee of the Board (the "Committee") annually reviews in detail all elements of our compensation program to ensure its alignment with our philosophy and corporate governance approach. Some highlights include:

  •
  Clawback: An incentive recoupment (i.e., "clawback") policy was adopted in 2012 and will be revised, if necessary, in light of applicable SEC regulations regarding clawbacks, once such regulations are enacted.

  •
  Tax gross-ups: We will not enter into any new, or materially amended, employment agreements that provide for reimbursement by the Company for the tax obligations of our employees resulting from severance payments made in the event of a change in control. Only one executive, Mr. Lingafelter, has an employment agreement with a tax gross-up clause. His agreement expires on January 1, 2015, at which time we will not renew or replace his agreement and intend for Mr. Lingafelter to become a participant in the Company's CIC Plan, which does not include such a provision.

  •
  Risk oversight: The Company annually prepares an ERM assessment. The Committee carefully considers the risks associated with all elements of our compensation programs.

  •
  Annual pay for performance analysis: We assess pay and performance relative to peers to ensure that actual payouts are appropriately aligned from a competitive perspective.

  •
  Independent compensation consultant: The Committee uses an independent consultant that is precluded from performing any work directly for the management of the Company, unless pre-approved by the Committee. No such additional work was requested or performed in 2013.

  •
  Peer group: We use the same appropriately sized and defined peer group for compensation benchmarking purposes as we do for measuring relative TSR under the long-term equity incentive plan. We review the peer group annually for continued appropriateness. Based upon that review, there were no changes to our peer group in 2013.

  •
  Hedging: We have in place a policy on securities trading which, among other things, prohibits any hedging activity in Company-issued securities by our executives or Trustees.

  •
  Stock options: We do not reprice underwater stock options, i.e., modify outstanding option awards to lower the exercise price. The Company has not issued stock options since 2009.

  •
  Stock ownership guidelines: Guidelines for both executives and Trustees have been in place since March 2009 and were reviewed and revised in 2012. Guidelines for the executives range from two times to six times salary, and guidelines for non-employee Trustees are three times their annual cash retainer. These guidelines are validated against market practice biennially.

Named Executive Officers

        This Compensation Discussion and Analysis describes the material elements of compensation for our Named Executive Officers ("NEOs") as listed in the Summary Compensation Table of this proxy.

Compensation Objectives

        The compensation of each executive is closely tied to the Company's performance. We generally target compensation to be commensurate with that of executives performing similar responsibilities for an appropriate peer group of companies. Our executives' compensation relative to that of counterparts in the peer group can vary based on the individual's skill and experience in the position (both overall and with the Company), the performance of the executive and the business unit managed, the amount that we pay our other executives and the competition in the marketplace for the talents of the executive. We believe that providing the opportunity to earn a higher relative level of total compensation when warranted by superior results and performance is important in order for us to retain and motivate our executives.

        Our incentive programs provide compensation in the form of both annual cash and long-term equity awards in order to reward both annual and long-term performance. The allocation of total compensation between cash and long-term equity awards is reviewed annually in comparison to the peer group to assist in determining the compensation of our executives both in total and by component. The majority of compensation provided is performance-based, linked to a combination of annual and long-term goals. Long-term equity awards represent a significant, if not the largest, component of our NEOs' incentive compensation, as further described in the section below entitled "Long-Term Equity Incentive Awards."

Role of the Compensation Committee of the Board

        The Compensation Committee is appointed by, and acts on behalf of, the Board. The Committee's general purpose includes establishing and periodically reviewing the Company's compensation philosophy and the adequacy of compensation plans and programs for executives and other Company employees. Other responsibilities of the Committee are described in the section entitled "Our Board of Trustees" in this proxy statement.

        Compensation decisions for our NEOs must be approved by the independent non-management members of the Board after recommendation by the Committee. The Board is responsible for oversight of the Committee's activities, except where the Committee has sole authority to act as required by an NYSE listing standard or applicable law or regulation. The Committee has complete and open access to management and any other resources of the Company required to assist it in carrying out its duties and responsibilities, including sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel, or other advisors.

Annual Shareholder Say-on-Pay Votes

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held in May 2013, a substantial majority (98.7%) of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote was indicative of our shareholders' support of the Company's approach to executive compensation. The Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs.

Use of Independent Consultants

        The Committee makes use of analyses provided, at its request, by external consultants in determining executive compensation. In 2013, the Committee engaged Pay Governance LLC for these services. The Committee has reviewed the independence of Pay Governance LLC's advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisors. Following its review, the Committee concluded that Pay Governance LLC has no conflicts of interest, and provides the Committee with objective and independent executive compensation advisory services. Pay Governance LLC provides data relevant to reviewing executive compensation, discussions of compensation practices and observations to the Committee regarding compensation programs and pay levels. Pay Governance LLC did not perform any work for the Company at the direction of management during 2013. As appropriate, the Committee meets with its independent consultant in executive session without management present.

Role of Management

        The CEO meets with the Committee to make compensation recommendations, present analyses based on the Committee's requests and discuss the compensation recommendations the Committee makes to the Board. The CEO discusses the effect of business results on compensation recommendations, reviews executive compensation data, and informs the Committee of the other NEOs' performance. The CEO also presents management's perspective on business objectives and discusses the CEO's perspective on succession planning for the Company. Our CEO attends Committee meetings and general meetings of the Board, but he does not attend those portions of Board and Compensation Committee meetings intended to be held without members of management present, including those relating to the CEO's compensation.

        Holly G. Edington, our Senior Vice President, Human Resources, who reports directly to our CEO, also takes direction from, and provides suggestions to, the Committee, oversees the formulation of compensation plans incorporating the recommendations of the Committee, and assists the Chairman of the Compensation Committee in preparing agendas for the meetings.

Compensation Comparisons

        To meet our objectives of attracting and retaining superior talent, we annually review pay practices of our peers. However, we do not set our NEO pay as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are appropriate. We review our peer group annually, seeking to include companies that are similar in size and business structure to us. Within these peers, we then focus on executives with responsibilities similar to ours. In order to provide data for this analysis, the independent consultant obtains an understanding of the goals, objectives and responsibilities of each executive position based on reviews of job descriptions and discussions with management and the Committee.

        The Committee, with the assistance of its independent consultant, developed a peer group for 2012 comprised of 18 companies to use for purposes of assessing the compensation of our NEOs. In February 2013, following our annual review process, the Committee determined that the same peer group was appropriate for 2013. The peer group includes a blend of publicly-traded office, diversified and industrial REITs. Inclusion was based on the following criteria: revenue; market capitalization; geographic location; and comparability of management structure. The companies included in the peer group are set forth below:

Alexandria Real Estate Equities, Inc.	First Industrial Realty Trust
BioMed Realty Trust, Inc.	Highwoods Properties, Inc.
Brandywine Realty Trust	Kilroy Realty Corporation
CommonWealth REIT	Lexington Realty Trust
DCT Industrial Trust Inc.	Liberty Property Trust
Douglas Emmett, Inc.	Mack-Cali Realty Corporation
Duke Realty Corporation	Piedmont Office Realty Trust Inc.
DuPont Fabros Technology, Inc.	PS Business Parks, Inc.
EastGroup Properties, Inc.	Washington Real Estate Investment Trust

        The independent consultant provided peer group compensation data to the Committee. Base salaries, annual cash incentive awards, long-term equity awards and total compensation for our NEOs were compared to compensation information for comparable positions in each of the companies in the peer group. The independent consultant provided detailed information at the 25th, 50th and 75th percentiles and the average in order to assist the Committee in understanding how the Company's executive compensation compared to that of its peers.

        As in prior years, the independent consultant also conducted a comprehensive pay for performance assessment of the Company's executive compensation program and the linkage between organizational performance and the value of the compensation delivered to the executives. The assessment indicated that over the three-year period 2010-2012, the Company's current management team's pay and performance relative to peers were generally aligned.

Base Salary

        We view base salary as the fixed rate of pay throughout the year that is required to attract and retain executives. The base salaries of our NEOs are determined in consideration of their position's scope of responsibilities and their individual skills and experience. They are eligible for periodic increases in their base salary as a result of individual performance and significant increases in their duties and responsibilities. NEOs' salary levels are also influenced by a variety of factors considered by the Committee, including budget considerations, the desire to create an appropriate level of differentiation between the base salaries of the executives, and peer group data. The Committee reviewed a summary of base salaries for executives in our peer group.

        Annual base salary actions in 2013 included the following:

	Base Salary as of December 31,
Name of Executive	2012	2013	% Increase
Roger A. Waesche, Jr.	$485,000	$525,000	8.2%
Stephen E. Riffee	$430,000	$430,000	0.0%
Stephen E. Budorick	$375,000	$400,000	6.7%
Wayne H. Lingafelter	$395,000	$395,000	0.0%
Karen M. Singer	$305,000	$315,000	3.3%

        The Board determined that effective January 1, 2013, Mr. Waesche's base salary would be increased by $40,000, or 8.2%, in recognition of the increased responsibilities he assumed upon his promotion to CEO in 2012 (at which time he received no salary increase), and due to his performance in the role. Even with this increase, Mr. Waesche is still within the 25th percentile relative to our peers, which we feel is appropriate given his relatively brief tenure in the position. Mr. Riffee was given a new employment agreement, effective August 15, 2012, with an annual base salary of $430,000, and given the recent timing of this agreement, no adjustment was deemed necessary as of January 1, 2013. Mr. Budorick received an increase reflective of his performance and the Board's desire to create differentiation between executives. The Board determined that the base salaries reflected above for Mr. Lingafelter and Ms. Singer appropriately reflect their level of responsibility in the Company for 2013 based on a comparison to market data and to their peers.

Annual Cash Incentive Awards

        Our executives receive annual cash incentive awards based on the Company's overall financial performance and achievement of other stated corporate objectives, as well as each executive's performance against their individual objectives. In the first quarter of each year, the Committee approves both performance goals for the annual cash incentive plan and associated potential award payouts. Each executive's potential annual cash incentive award is set as a percentage of the executive's base salary. In 2013, the Committee used a balanced scorecard approach to measuring the Company's performance. We believe this approach rewards our executives for short-term financial achievement as well as for the achievement of strategic objectives that will create value for our shareholders over the longer term. Each objective on the scorecard has three levels of performance achievement (threshold, target and maximum) and the weighted average achievement of these measures establishes the associated payout. Performance at target approximates management's estimate of the related objective as set forth in the annual budget approved by the Board; this level of performance is intended to be challenging, yet attainable. The maximum level of performance for the established objectives is intended to have a much lower likelihood of being attained, but is intended to still be attainable with superior performance. The threshold level of performance for the established objectives is at a level that has a higher likelihood of being attained than the target. If the Company does not achieve threshold level performance of the weighted average of the three scorecard measures, then no annual incentive awards will be made. Actual awards are determined once actual performance with respect to these objectives is known, and results are interpolated between the performance levels as appropriate. The Committee retains the authority to recommend adjustments to annual cash incentive awards at its discretion.

2013 Performance Objectives for Annual Cash Incentive Awards

        The Committee, with the assistance of management, developed the 2013 corporate scorecard using the Company's annual budget and information regarding other related business and operations initiatives. The scorecard consists of three Corporate Objectives, weighted as follows:

  1.
  Operating Results—55%

  •
  The Company's target operating objectives used in 2013 were the following:

  o
  diluted funds from operations per share, as adjusted for comparability (defined herein as "diluted FFO per share") of $1.87 (20%);

  o
  diluted adjusted funds from operations per share (defined herein as "diluted AFFO per share") of $1.40 (20%);

  o
  leasing revenue achieved of $40.5 million (10%); and

  o
  completion of development projects on time and within budget (5%).

    Diluted FFO per share and diluted AFFO per share are frequently used by equity REITs to evaluate performance. We use these measures because we believe they are useful metrics in evaluating the effectiveness of our operations and are core objectives in our annual budgets. Further, we believe that growth in these measures in the long run contributes to an increase in shareholder value and, as a result, that linking compensation to these measures helps to align the interests of our NEOs with those of our shareholders. The other objectives are integral components of our business plan.

  2.
  Portfolio Repositioning—25%

  •
  10%—In 2011, the Company announced a plan to dispose of $562 million of office properties and land that were no longer closely aligned with the Company's strategy. For 2013, we established a target objective for disposition proceeds of $160 million, as monetizing non-strategic assets was considered critical to repositioning the Company for growth.

  •
  15%—This objective related to the strategic repositioning of our remaining assets, including acquiring new strategic properties, rebranding our data center assets and expanding our core tenant base (i.e. government, defense and IT sectors in strategic markets) to increase future revenue generation. We believe that this objective incentivized strategic decisions that will significantly affect our operating results over the longer term.

  3.
  Balance Sheet/Capital Markets—20%

  •
  To ensure access to capital at the right price for our shareholders, a qualitative objective was established to increase the Company's liquidity, maintain an appropriate level of leverage and pursue access to the unsecured debt market.

        Each executive also had individual objectives approved by the Committee. These objectives were tailored to the operations of the business unit for which the individual was responsible and included managing the mitigation of risks identified by the Company's ERM assessment. As appropriate, individual objectives are either quantitative or qualitative in nature. The Committee evaluates the achievement of our CEO's individual objectives, and the CEO recommends his assessment of the other executives' achievement for approval by the Committee. The level of achievement of these objectives will influence the executives' annual cash incentive award payout.

2013 Annual Cash Incentive Award Targets

        The Committee generally sets target payouts in consideration of peer levels, budget and anticipated financial performance. This is the level to be paid when target performance by the Company is achieved. The expectation is that actual payouts will compare more favorably to peer levels when performance is exceptional. The table below sets forth the 2013 potential award payouts as a percentage of the executive's base salary:

	2013 Annual Cash Incentive Award Opportunity as a % of Salary
Name of Executive	Threshold Level Payout	Target Level Payout	Maximum Level Payout
Roger A. Waesche, Jr.	85%	125%	175%
Stephen E. Riffee	85%	115%	140%
Stephen E. Budorick	85%	115%	140%
Wayne H. Lingafelter	85%	115%	140%
Karen M. Singer	75%	100%	125%

        Final award levels are determined based on a review of the corporate scorecard objectives and each executive's achievement of their individual objectives. While Mr. Waesche's annual cash incentive award is generally based 100% on achievement of the Corporate Objectives, the actual award payout can be influenced by the Committee's assessment of his individual objectives. The other NEOs' annual cash incentive awards are based 75% on achievement of the Corporate Objectives and 25% on achievement of their individual performance objectives. A summary of individual performance objectives for our executives is presented below:

  •
  Mr. Waesche: creation of a long-term vision; leadership in key initiatives such as the Company's Portfolio Repositioning; communication with analysts and investors; improved capital allocation; and increased value for shareholders. All objectives were deemed critical to the Company's success and were equally weighted.

  •
  Mr. Riffee: effectiveness in capital planning and plan execution; expansion of capital partner relationships; improvement of the effectiveness of communications with analysts and investors; and effectiveness in guiding and leading the accounting, IT and legal functions. The weightings of these objectives range from 10% to 35%, with objectives relating to capital plan execution weighted at the highest end of that range.

  •
  Mr. Budorick: value creation measures (such as achieving certain measures for net operating income, leased square footage, occupancy and capital expenditures) and strategic objectives (including Portfolio Repositioning, specific asset problem solving and organizational restructuring). The weightings of these objectives range from 10% to 40%, with objectives relating to value creation weighted at the highest end of that range.

  •
  Mr. Lingafelter: value creation (through development and delivery of new and renovated buildings and interior construction management) and strategic objectives (including Portfolio Repositioning activities related to non-core land sales and redevelopment strategies). The weightings of these objectives range from 5% to 35%, with objectives relating to value creation weighted at the highest end of that range.

  •
  Ms. Singer: supporting and implementing corporate governance activities; support for the Portfolio Repositioning and Balance Sheet initiatives; and oversight and effective delivery of legal and internal audit services. The weightings of these objectives range from 5% to 30%, with objectives relating to corporate governance weighted at the highest end of that range.

2013 Annual Cash Incentive Award Results

        The Company performed at a level well above target in several of the balanced scorecard objectives. In addition, the Committee determined that superior results were achieved in regards to the diluted FFO per share, diluted AFFO per share and Balance Sheet/Capital Markets objectives, and deemed that a 150% (maximum) achievement percentage was appropriate for those objectives. Following is the scorecard reflecting final results for 2013:

Objective	Weighting	Threshold Level	Target Level	Maximum Level	Actual Results	Achievement %	Weighted Results
Operating Results
Diluted FFO per share	20%	$1.83	$1.87	$1.93	$1.96	150.0%	30%
Diluted AFFO per share	20%	$1.34	$1.40	$1.46	$1.51	150.0%	30%
Leasing Revenue (in millions)	10%	$30.5	$40.5	$50.5	$42.7	111.0%	11%
Development Project Completion	5%	N/A	N/A	N/A	(1)	100.0%	5%
Portfolio Repositioning
Total Disposition Proceeds (in millions)	10%	$110	$160	$200	$150	90.0%	9%
Strategic Repositioning Activities	15%	N/A	N/A	N/A	(2)	34.7%	5%
Balance Sheet/Capital Markets	20%	N/A	N/A	N/A	(3)	150.0%	30%

	100%						120%

(1)
All existing development projects were completed on time and within budget.

(2)
We secured a strategic new business opportunity in our core tenant base. We did not meet the targeted objective for acquisitions; however, since acquisitions at current market prices would not yield a return that would be acceptable in our view, we believe that limiting acquisitions was a good long-term decision for the Company.

(3)
We successfully executed the capital plan and also secured investment grade ratings from three major credit rating agencies.

        All executives (with the exception of Mr. Waesche) were awarded a Corporate Objective achievement factor of 120% as indicated above. Since Mr. Waesche's annual cash incentive award is based solely on the Corporate Objectives, influenced by the achievement of his individual objectives, the Board determined that Mr. Waesche's payout would be at the 115% level, with the 5% reduction reflective of the Company's (0.84%) TSR for 2013.

        In addition, each of the other executives achieved 100% of his or her individual objectives. The chart below shows the actual cash incentive awards for 2013:

			Objectives Weighting %		Objectives Achievement %
	Base Salary	AIA % of Salary at Target					Actual AIA Award	Actual Payout as a % of Salary
Name of Executive			Corporate	Individual	Corporate	Individual
Roger A. Waesche, Jr.	$525,000	125%	100%	0%	115%	N/A	$754,688	143.8%
Stephen E. Riffee	$430,000	115%	75%	25%	120%	100%	$568,675	132.3%
Stephen E. Budorick	$400,000	115%	75%	25%	120%	100%	$529,000	132.3%
Wayne H. Lingafelter	$395,000	115%	75%	25%	120%	100%	$522,388	132.3%
Karen M. Singer	$315,000	100%	75%	25%	120%	100%	$362,250	115.0%

        The chart below reflects our alignment of pay and performance, demonstrating that our current CEO's payout as a percentage of target for actual annual cash incentive awards for the period 2011 to 2013 tracked commensurate with the Indexed TSR in each of those years:

Long-Term Equity Incentive Awards

        Our long-term equity incentive awards are designed to align the interests of the executives with those of our shareholders by rewarding them for sustained performance. Since these awards vest over time, they also encourage the executives to remain with the Company. The Company's practice is generally to issue such awards to the executives on the date of the first quarterly Board meeting of each year.

        Long-term equity incentives are awarded in two components: PSUs and RSs. The PSU component is earned entirely as a function of the Company's TSR performance over a forward-looking three-year period in comparison to peers. The Committee believes that awarding a majority (75%) of the executive long-term equity incentive awards through the use of PSU grants provides for the following:

  •
  Executive and shareholder risks and rewards are more closely aligned by a long-term, forward-looking plan focused primarily on relative TSR;

  •
  Retention of key executives is enhanced due to the payout opportunities available in the event of superior relative performance;

  •
  Grants and potential awards under the plan are clearly determined and communicated to the NEOs at the beginning of the performance period; and

  •
  Dividends are accrued but not paid out on the PSUs until, and to the extent, they are earned at the end of the defined performance period, thus putting additional compensation at risk based on performance.

        The other 25% of the executives' long-term incentive award is made in the form of RSs to provide an element of retention to our plan.

Awards Made in 2013

        On March 1, 2013, for our NEOs other than Ms. Singer, the Board granted PSUs as set forth below, representing the majority (75%) of the respective individuals' long-term equity incentive award.

Name of Executive	Base Salary Used for Equity Award	Total Target Equity Award as a % of Base Salary	Value of PSUs Awarded	Number of PSUs Awarded
Roger A. Waesche, Jr.	$525,000	200%	$787,512	29,341
Stephen E. Riffee	$430,000	150%	$483,737	18,023
Stephen E. Budorick	$400,000	100%	$299,991	11,177
Wayne H. Lingafelter	$395,000	100%	$296,260	11,038

        These target award percentages were developed using a broad perspective and multiple data points, including: (1) peer long-term equity award data; (2) the Company's historical long-term equity award levels; and (3) the target total compensation to be delivered to NEOs. The number of PSUs granted was derived by dividing the value of the award by the value of each PSU. The value of each PSU was determined using a Monte Carlo simulation of our share price on March 1, 2013 for the performance period January 1, 2013 through December 31, 2015. These grants have a performance period beginning on January 1, 2013 and concluding the earlier of: (1) December 31, 2015; (2) the date of termination by the Company without cause, the death or disability of the executive, or the constructive discharge of the executive (collectively, "qualified termination"); or (3) a change in control of the Company.

        The actual number of shares that will be distributed at the end of the performance period ("earned PSUs") will be determined based on the percentile rank of the Company's TSR relative to those of the companies in the 2013 peer group, as set forth in the following schedule, with interpolation between points:

Percentile Rank	Earned PSUs Payout %
75th or greater	200% of PSUs granted
50th	100% of PSUs granted
25th	50% of PSUs granted
Below 25th	0% of PSUs granted

        At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date. PSUs do not carry voting rights.

        If a performance period ends due to a change in control or qualified termination, the PSU program is terminated and any payout to the executives is prorated based on the portion of the three-year performance period that has elapsed. We believe that this feature of the PSU program is appropriate as it essentially compensates our executives only for the time worked and the results achieved to date. If employment is terminated by the employee or the Company for cause, all PSUs are forfeited.

        Ms. Singer was not included in the 2013 PSU plan based on her role within the Company.

        In 2013, the Board also approved grants of restricted shares to our executives other than Ms. Singer valued at 25% of the executives' target equity award percentages as set forth below:

Name of Executive	Base Salary Used for Equity Award	Total Target Equity Award as a % of Base Salary	Value of Restricted Shares Awarded	Number of Restricted Shares Awarded
Roger A. Waesche, Jr.	$525,000	200%	$262,507	10,155
Stephen E. Riffee	$430,000	150%	$161,252	6,238
Stephen E. Budorick	$400,000	100%	$99,988	3,868
Wayne H. Lingafelter	$395,000	100%	$98,747	3,820

        Ms. Singer's long-term equity award was made under our long-term equity award program for senior management employees, which grants restricted shares by assessing the trailing three-year performance on diluted FFO per share, diluted AFFO per share and TSR as compared to the Company's established peer group. Her target award as a percentage of her base salary was 85%. The weighted average of these three measures yielded relative performance at the 25th percentile for the period 2010 through 2012, equating to an award value of 40% of her base salary. Ms. Singer was awarded 4,720 restricted shares valued at $122,012 as of the March 1, 2013 grant date.

        Restricted shares granted vest in equal one-third increments annually over a three-year period provided that the individuals remain employed by the Company. Per the terms of our Amended and Restated 2008 Omnibus Equity and Incentive Plan, the minimum vesting period for performance-based awards is not less than one year from date of grant, and for all other awards including restricted shares, stock options and Share Appreciation Rights ("SARs") is not less than three years. The minimum vesting period does not apply to awards made to non-employee Trustees. The Company has not issued stock options since 2009 and has never issued SARs.

Pay for Performance and Compensation Program Highlights for 2014:

        Based on the Company's commitment to align pay and performance, the following actions will occur or have already occurred for 2014:

  •
  As executive employment agreements expire, the Company intends to include those executives in the CIC Plan rather than to provide for renewed or replacement employment agreements. The following executives' employment agreements are expiring in 2014 and early 2015:

  o
  Mr. Budorick—September 28, 2014

  o
  Mr. Lingafelter—January 1, 2015

  o
  Mr. Riffee—March 31, 2015

    We feel that the CIC Plan encourages our executives to act in the best interests of our shareholders while providing financial security to our executives in the event of a change in control, and that the CIC Plan is aligned with our commitment to best practices in executive compensation.

  •
  The performance period for the March 2011 PSU grant terminated on March 2, 2014. Since the Company ended the three-year performance period below the 25th percentile relative to our peers' TSR, there was no payout to our executives in 2014 for that plan. This underscores our belief that our PSU plan closely aligns executive and shareholder interests.

  •
  The 2014 annual cash incentive award plan will use the balanced scorecard measurement process to emphasize the achievement of challenging strategic and operational goals (focused primarily on leasing, new business development and improvement of under-performing assets), while continuing to focus on diluted FFO per share and diluted AFFO per share results and maintaining the strength of our balance sheet.

  •
  Based on a review of peer compensation data related to long-term equity incentives and taking into account the relative contributions of each executive, the Board approved increasing Mr. Budorick and Mr. Lingafelter's target long-term equity award percentages from 100% of base salary to 125% for awards to be made in 2014.

  •
  The majority of our long-term equity awards for our CEO will continue to be provided in the form of PSUs, and the balance will be in the form of RSs. On March 6, 2014, Mr. Waesche, Mr. Riffee, Mr. Budorick and Mr. Lingafelter were awarded long-term equity incentive grants that consisted of 60% PSUs and 40% RSs to better align with industry practice and to strengthen the retention aspect of our program while continuing to deliver the majority of annual long-term incentive awards in the form of performance-based equity. On that same date, Ms. Singer was awarded long-term equity incentive grants that consisted of 20% PSUs and 80% RSs in order to align Ms. Singer's total compensation with that of executives in our peer group serving in comparable positions.

  •
  Following the completion of our annual peer group review, in February 2014, the Committee approved the following companies to comprise the 2014 peer group:

Alexandria Real Estate Equities, Inc.	Highwoods Properties, Inc.
BioMed Realty Trust, Inc.	Hudson Pacific Properties, Inc.
Brandywine Realty Trust	Kilroy Realty Corporation
Columbia Property Trust, Inc.	Mack-Cali Realty Corporation
Cousins Properties Incorporated	Parkway Properties, Inc.
Douglas Emmett, Inc.	Piedmont Office Realty Trust, Inc.
First Potomac Realty Trust.	PS Business Parks, Inc.
Government Properties Income Trust	Washington Real Estate Investment Trust

    Management and the Committee believe that this peer group reflects our office, diversified and specialty REIT emphasis and provides more comparability to companies with which we compete for talent, capital and market share.

Retirement Benefits

        Our retirement benefits are designed to assist our executives in accumulating sufficient wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

401(k) Plan

        Our executives participate in a 401(k) defined contribution plan covering substantially all of our employees. The plan provides for Company matching contributions in an amount equal to an aggregate of 3.5% on the first 6% of participant pre-tax and/or after tax contributions to the plan.

Nonqualified Deferred Compensation Plan

        We offer our senior management team (director level and above), as well as our Trustees, a nonqualified deferred compensation plan. This plan allows for the deferral of up to 100% of a participant's cash compensation on a pre-tax basis and enables such participants to receive a tax-deferred return on such deferrals. Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts. The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in this plan defer their contributions for three years from the beginning of the calendar year following the year in which the deferral election is made. Participants may choose to receive account balances in a lump sum or in five, ten or fifteen annual installments. Upon termination of employment, a participant's account balance will be distributed within 60 days of separation unless the participant is a "specified employee," as defined in the plan, in which case such distribution shall not be made for six months. Payments are due to parties designated by the participant in lump sum upon the death of a participant. Participant account balances are fully vested and participation in the deferred compensation plan is voluntary. Information about the NEOs' participation in our deferred compensation plans is set forth below in the tables entitled "All Other Compensation" and "Nonqualified Deferred Compensation Table."

Severance and Change in Control Benefits

        In accordance with what we believe to be best practice, the Company is shifting away from executive employment agreements for our tenured NEOs. In connection with implementing this shift in approach, and in order to encourage our executives to act in the best interests of our shareholders while also providing our executives with financial security in the event of a change in control, in early 2013 the Company adopted the CIC Plan. The CIC Plan provides for a severance package in the event of the termination of the executive's employment (1) within 12 months of a change in control of the Company, as defined in the CIC Plan or (2) by us without cause or by the employee based upon constructive discharge. The CIC Plan participants must agree to certain non-competition, non-solicitation and confidentiality covenants, and must deliver a release of claims in order to receive payments and benefits under the CIC Plan. While we may continue to offer short-term employment agreements to new executives to attract superior talent, we believe that the CIC Plan affords our executives with financial security in the event of a change in control, while ensuring that the Company is able to retain the appropriate knowledge and expertise needed during this situation. We also believe that having this CIC Plan in place helps to encourage the continued dedication of the executives evaluating potential transactions involving the Company which might result in a change in control. We elected to start this transition with our CEO and plan to move the other executives to the CIC Plan as their existing employment agreements expire. On March 8, 2013, the Company adopted the CIC Plan and entered into an agreement with Mr. Waesche not to renew or extend his existing employment agreement upon its June 30, 2013 expiration. He became a participant in the CIC Plan effective July 1, 2013.

        The remaining employment agreements with our executives establish various parameters of their compensation, particularly their base salaries and certain benefit entitlements. The terms of their employment agreements reflect negotiations with our NEOs in order to recruit and retain their services. We periodically review these clauses against market practice to ensure the terms of these agreements remain competitive. Following is the status of the Company's employment agreements, in addition to Mr. Waesche's, that were in place during 2013:

  •
  Stephen E. Riffee is party to an agreement that commenced on August 15, 2012 and will expire on March 31, 2015.

  •
  Wayne H. Lingafelter is party to an agreement that commenced on January 2, 2009 and will expire on January 1, 2015.

  •
  Stephen E. Budorick is party to an agreement that commenced on September 29, 2011 and will expire on September 28, 2014.

        Under the employment agreements, the executive officers are required to devote their full business time to our affairs and are prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.

        The employment agreements provide for severance packages in the event of termination (1) by us without cause or by the employee based upon constructive termination or discharge or (2) as it relates to a change in control of our Company, as defined in the agreements. Mr. Riffee's employment agreement provides for a severance payment upon termination of his employment concurrently with or after the expiration of his agreement. The employment agreements provide for these items in order to assist employees in their transition to new employment and, in the case of a change in control, encourage the continued dedication of our executives as they evaluate these transactions. These provisions are discussed further in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

        Due to the authority vested with the executives and the knowledge of Company proprietary information held by such individuals, the Company must protect its real estate interests in each of its major markets. For this reason, executive employment agreements and the CIC Plan include non-compete provisions for a 12-month period following termination of employment. The CIC Plan, as well as Mr. Budorick's and Mr. Riffee's employment agreements, requires delivery of a release of claims against the Company and related parties in order to be eligible to receive severance payments under such agreements.

Other Benefits and Perquisites

        As employees, our executives are eligible to participate in employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance. Two of our executives (Mr. Lingafelter and Ms. Singer) also receive certain benefits that are offered to other management level employees, such as auto allowances, and all executives are eligible for participation in an Executive Wellness Program. As with all other employees of the Company, they also receive a monetary award for achieving service anniversary milestones. The value of these benefits that is received is essentially equivalent to that offered to the broader management and/or employee group.

        Mr. Lingafelter's employment agreement provides for an annual allowance for automobile, personal financial planning and income tax preparation of $18,200. Mr. Waesche was entitled to these same benefits through the expiration of his employment agreement on June 30, 2013, when he became a participant in the CIC Plan, which does not include these and other benefit provisions in furtherance of our commitment to best practices in executive compensation.

        The Company also offers supplemental long-term disability insurance coverage to our CEO and CFO (at this time, our CEO has elected not to receive such coverage).

        The value of these benefits is included in the tables entitled "Summary Compensation Table" and "All Other Compensation." At the time Mr. Waesche's and Mr. Lingafelter's employment agreements were negotiated, the Committee believed that these benefits aligned with industry practice and our desire to attract and retain superior management talent for the benefit of the Company. As demonstrated by Mr. Budorick's and Mr. Riffee's employment agreements, as well as Mr. Waesche's participation in the CIC Plan effective July 1, 2013, any new or materially modified agreements will not contain provisions for perquisites.

Tax Compliance Policy

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on certain corporations' income tax return to compensation of $1 million to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company's chief financial officer). Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company's NEOs with appropriate rewards for their performance. We did not pay any compensation in 2013 that was not deductible under Section 162(m) of the Internal Revenue Code, and we do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

        Section 409A of the Code relates to the tax treatment of earnings when a payment the Company is obligated to make to an NEO is deferred to a future tax year. The Company, with the assistance of external counsel, continuously reviews all its various executive compensation and benefits plans, as well as employment and other agreements, to ensure compliance with Section 409A.

        Sections 280G and 4999 of the Code relate to a 20% excise tax that may be levied on a payment made to an NEO as a result of a change in control if the payment exceeds three times the individual's base earnings (as defined by the Code section). Mr. Lingafelter's employment agreement, which was negotiated prior to 2009, includes a tax equalization payment if subject to the excise tax imposed by 280G. At this time, he would not be due any reimbursement under this provision. The Company has determined that it will not enter into any new, or materially amended, employment agreements that provide for such tax equalization payments, consistent with our commitment to executive compensation best practices.

Executive Ownership and Capital Accumulation

        We believe that the ownership of shares in the Company by NEOs assists in aligning their interests with those of our shareholders. On February 26, 2009, the Board approved share ownership guidelines for our Trustees and NEOs. The ownership guidelines, which were reviewed and revised in 2012, are as follows:

Role	Value of Common Shares to be Owned
Trustees	3 times annual retainer and fees for four quarterly meetings
Chief Executive Officer	6 times base salary
President	3 times base salary
Chief Financial Officer	3 times base salary
Chief Operating Officer	3 times base salary
Executive Vice President—Development & Construction Services	2 times base salary
General Counsel	2 times base salary

        The ownership guidelines generally include common shares beneficially owned by the respective individuals, including unvested restricted shares, certain share equivalents under Company sponsored plans and units in the Company's Operating Partnership owned by such individuals, although the guidelines exclude outstanding stock options and PSUs.

        For Trustees and executives in office as of March 1, 2009, the effective date of these Ownership Guidelines was March 1, 2009. For those individuals, the share ownership goal was determined using their retainers or base salaries in effect as of that date and a common share price of $26.18 per share. The share ownership goal under the ownership guidelines for persons assuming a Trustee or executive level position after March 1, 2009 is determined using their retainers or base salaries as of the date they become subject to the ownership guidelines and using the average closing price of our common shares on the NYSE for the 60 trading days prior to such date. Once established, a person's share ownership goal will not change because of changes in his retainer or base salary or fluctuations in our common share price. An individual's share ownership goal will only be re-established upon a change to a different executive position. Generally, individuals will have a five-year period to attain their share ownership goals. If an individual's share ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

        The Committee currently does not explicitly consider the accumulated wealth of our executives from prior years' awards under our long-term equity plan in making compensation decisions.

Trading Controls

        Executives and Trustees are required to receive the permission of Ms. Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents. Executives and Trustees are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter-end and a period of time following the release of earnings for each quarter-end.

        Executives and Trustees bear full responsibility if they violate the Company Policy Statement on Securities Trading by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted. The Policy Statement on Securities Trading also specifically prohibits NEOs and Trustees from participating in any hedging activities in Company shares.

Compensation and Risk

        We reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive or unintended risk-taking and concluded that:

  •
  significant weighting toward long-term equity compensation discourages short-term risk taking;

  •
  vesting schedules for restricted shares and PSUs cause management to have a significant amount of unvested awards at any given time;

  •
  performance goals are set based on a business plan approved by the Board and their achievement does not automatically entitle management to annual cash incentive awards or equity awards, which are at the discretion of the Board;

  •
  the Board exercises approval rights over significant investment decisions that could expose the Company to long-term risks;

  •
  share ownership guidelines require management to hold a certain amount of our stock such that the NEOs' interests are aligned with shareholders; and

  •
  our clawback policy allows the Company to recoup incentive awards paid to executives and certain other key employees in the event such recoupment is warranted.

Accordingly, our executives and Board concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

        The following table summarizes the compensation earned by our NEOs for 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus(1)	Share-Based Compensation Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Roger A. Waesche, Jr.	2013	$523,308	$—	$1,050,019	$754,688	$18,068	$2,346,083
President and	2012	485,000	—	970,001	545,625	18,938	2,019,564
Chief Executive Officer(5)	2011	485,000	—	1,687,820	—	19,044	2,191,864

Stephen E. Riffee	2013	430,000	—	644,989	$568,675	8,925	1,652,589
Executive Vice President and	2012	420,077	—	622,507	434,700	17,482	1,494,766
Chief Financial Officer	2011	415,000	—	1,083,159	—	22,029	1,520,188

Stephen E. Budorick	2013	398,942	—	399,979	$529,000	8,925	1,336,846
Executive Vice President and	2012	367,849	—	375,020	395,000	60,096	1,197,965
Chief Operating Officer(6)	2011	90,192	33,000	560,750	—	23,024	706,966

Wayne H. Lingafelter	2013	395,000	—	395,007	$522,388	26,182	1,338,577
Executive Vice President of	2012	395,000	—	394,996	408,800	23,723	1,222,519
Development & Construction	2011	395,000	—	687,317	—	21,927	1,104,244

Karen M. Singer	2013	314,577	—	122,012	$362,250	19,185	818,024
Senior Vice President, General	2012	305,000	—	188,803	274,500	18,950	787,253
Counsel and Secretary	2011	305,000	—	341,149	—	23,372	669,521

(1)
The amount included in this column for Mr. Budorick represents a signing bonus agreed to by the Company at the commencement of his employment.

(2)
Represents the grant date fair value of PSUs and restricted shares awarded during the calendar year. The settlement value of the PSU award, if any, will be realized by the executive at the end of the defined performance period based on relative total shareholder return performance over such period of performance. See Notes 2 and 16 to the Company's consolidated financial statements included in the Company's Annual Report for the year ended December 31, 2013 for additional information regarding PSUs and restricted shares.

(3)
Represents annual cash incentive awards paid in 2014, 2013 and 2012 determined by actual performance against the pre-established Company and individual performance objectives as compensation for services performed during 2013, 2012 and 2011, respectively. For 2011, the threshold level of the Company objectives was not achieved, resulting in no payout for this portion of the NEOs' potential award. Also in 2011, the Board exercised its discretion and did not award any annual cash incentive payouts to the NEOs with respect to their individual performance objectives, despite their achievement of certain of these individual objectives.

(4)
Refer to the table below entitled "All Other Compensation" for details on these amounts, which include perquisites, auto allowances and personal financial and tax preparation fees paid by the Company on behalf of the officers, Company match on employee contributions to the Company's 401(k) and nonqualified deferred compensation plans, reimbursement for moving costs and milestone service awards received for attaining a certain length of employment with the Company under a program available to the Company's other employees.

(5)
Mr. Waesche was our President until March 31, 2012, when he assumed the role of President and Chief Executive Officer.

(6)
Mr. Budorick was appointed as Executive Vice President and Chief Operating Officer effective September 29, 2011.

 All Other Compensation

Name	Year	Financial Advice and Tax Preparation Benefits	Auto Allowance and Lease Costs	Johns Hopkins Wellness Program Participation	Matching of Contributions to 401(k) and Deferred Compensation Plans	Other	Total
Roger A. Waesche, Jr.	2013	$—	$9,143	$—	$8,925	$—	$18,068
	2012	—	10,188	—	8,750	—	18,938
	2011	—	10,469	—	8,575	—	19,044

Stephen E. Riffee	2013	—	—	—	8,925	—	8,925
	2012	—	8,732	—	8,750	—	17,482
	2011	—	13,200	—	8,575	254	22,029

Stephen E. Budorick(1)	2013	—	—	—	8,925	—	8,925
	2012	—	—	—	8,750	51,346	60,096
	2011	—	—	—	—	23,024	23,024

Wayne H. Lingafelter	2013	3,801	13,200	—	8,925	256	26,182
	2012	—	13,200	1,773	8,750	—	23,723
	2011	—	13,200	—	8,575	152	21,927

Karen M. Singer	2013	—	10,200	—	8,925	60	19,185
	2012	—	10,200	—	8,750	—	18,950
	2011	3,326	10,200	—	8,575	1,271	23,372

(1)
The amounts reported for Mr. Budorick in the "Other" column primarily represent reimbursement for relocation expenses incurred. Mr. Budorick's agreement does not provide for reimbursement for financial advice, tax preparation fees or auto allowance and lease costs.

2013 Grants of Plan-Based Awards

        The following table sets forth information about equity and non-equity awards granted to the NEOs for 2013.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)						All Other Stock Awards: Number of Shares of Stock (#)(4)
						Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)
										Grant Date Fair Value of Stock Awards ($)(3)(4)(5)
	Grant Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Name						Threshold	Target	Maximum
Roger A. Waesche, Jr.	Annual	2/28/2013	446,250	656,250	918,750
	PSU	3/1/2013				14,671	29,341	58,682		787,512
	Restricted	3/1/2013							10,155	262,507

Stephen E. Riffee	Annual	2/28/2013	365,500	494,500	602,000
	PSU	3/1/2013				9,012	18,023	36,046		483,737
	Restricted	3/1/2013							6,238	161,252

Stephen E. Budorick	Annual	2/28/2013	340,000	460,000	560,000
	PSU	3/1/2013				5,589	11,177	22,354		299,991
	Restricted	3/1/2013							3,868	99,988

Wayne H. Lingafelter	Annual	2/28/2013	335,750	454,250	553,000
	PSU	3/1/2013				5,519	11,038	22,076		296,260
	Restricted	3/1/2013							3,820	98,747

Karen M. Singer	Annual	2/28/2013	236,250	315,000	393,750
	Restricted	3/1/2013							4,720	122,012

(1)
February 28, 2013 is the date on which the Board established the range of potential cash annual incentive awards for 2013 performance by NEOs employed as of that date. March 1, 2013 is the effective date on which the Board made grants of PSUs and restricted shares under the long-term equity incentive program for certain NEOs employed as of that date. Ms. Singer did not participate in the PSU program in 2013.

(2)
As described in the section entitled "Compensation Discussion and Analysis," the Board approved annual cash incentive awards for the NEOs, as a percentage of base salary, for three levels of performance. These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board for 2013, as converted from the percentages of 2013 base salary.

(3)
The Target column reflects the PSU awards made under the long-term incentive plan granted by the Board effective March 1, 2013. The Threshold and Maximum columns reflect the estimated payout at those levels as indicated by the terms of the PSU award agreement described in the section of this proxy statement entitled "Compensation Discussion and Analysis." The actual awards distributed in 2016 will be a function entirely of the Company's TSR performance over the defined performance period in comparison to peers. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement.

(4)
This column reflects the restricted share awards made under the long-term incentive plan. These shares vest as the individual remains with the Company in equal one-third increments annually over a three-year period.

(5)
The grant date fair value of PSUs was $26.84 per PSU as calculated using a Monte Carlo model, which included assumptions of, among other things, the following: baseline common share value of $25.85; expected volatility for our common shares of 29.5%; and risk-free interest rate of 0.33%. The grant date fair value of restricted shares was calculated using the closing common share price on the NYSE of $25.85 on March 1, 2013.

 Outstanding Equity Awards at December 31, 2013

        The table below provides information about unvested restricted shares and unearned PSUs at December 31, 2013 for the NEOs. None of our NEOs held any options to purchase common shares as of that date.

		Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units(3)	Equity Incentive Plan Awards Market or Payout Value of Unearned Units(4)
Roger A. Waesche, Jr.	3/3/2011	3,065	72,610	16,137	382,286
	3/1/2012	—	—	12,131	287,383
	12/3/2012	6,559	155,383	—	—
	3/1/2013	10,155	240,572	15,352	363,677

Stephen E. Riffee	3/3/2011	1,968	46,622	10,356	245,334
	3/1/2012	4,254	100,777	7,786	184,438
	3/1/2013	6,238	147,778	9,430	223,385

Stephen E. Budorick	9/29/2011	15,000	355,350	—	—
	3/1/2012	2,563	60,717	4,691	111,118
	3/1/2013	3,868	91,633	5,848	138,527

Wayne H. Lingafelter	3/3/2011	1,248	29,565	6,572	155,679
	3/1/2012	2,700	63,963	4,940	117,029
	3/1/2013	3,820	90,496	5,775	136,810

Karen M. Singer	3/3/2011	3,234	76,613	—	—
	3/1/2012	5,161	122,264	—	—
	3/1/2013	4,720	111,817	—	—

(1)
This column represents the number of restricted shares awarded. The forfeiture restrictions on these awards that were unvested at December 31, 2013 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule
3/3/2011	100% of the award vested on 3/3/2014.
9/29/2011	One-third of the award vests on each of the following dates: 12/1/2014, 12/1/2015 and 12/1/2016.
3/1/2012	50% of the award vested on 3/1/14 and 50% vests on 3/1/2015.
12/3/2012	50% of the award vests 12/1/2014 and 50% vests on 12/1/2015.
3/1/2013	One-third of the award vested on 3/1/14 and one-third vests on each of the following dates: 3/1/2015 and 3/1/2016.
(2)
This column represents the value of the restricted share awards. The value is calculated by multiplying the number of shares subject to vesting or issuable by $23.69, the closing price of our common shares on the NYSE on December 31, 2013.

(3)
The amount reported in this column represents the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance, including the effect of aggregate dividends declared through December 31, 2013. The PSUs have a performance period beginning on March 3, 2011, January 1, 2012 and January 1, 2013, respectively, and concluding on the earlier of: (1) March 2, 2014, December 31, 2014 and December 31, 2015, respectively; (2) the date of termination by the Company without cause, the death or disability of the executive or the constructive discharge of the executive (collectively, "qualified termination"); or (3) the date of a sale event. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement.

(4)
This column represents the market value of the PSU awards. The value is calculated by multiplying the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance, as reported in the previous column, by $23.69, the closing price of our common shares on the NYSE on December 31, 2013.

Stock Vested in 2013

        The table below provides information about the value realized on restricted shares vesting during 2013 for the NEOs.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Roger A. Waesche, Jr.	14,712	$368,435
Stephen E. Riffee	39,379	1,017,990
Stephen E. Budorick	6,281	144,289
Wayne H. Lingafelter	9,461	248,154
Karen M. Singer	8,098	209,385

(1)
Value realized on vesting of restricted shares is calculated by multiplying the closing price of our common shares as reported by the NYSE on the day before the vesting date by the number of shares vesting.

Nonqualified Deferred Compensation

        The following table shows the contributions, earnings and account balances for the NEOs in the Company's nonqualified deferred compensation plan:

Named Executive	Executive Contributions in 2013	Aggregate Earnings in 2013(1)	Aggregate Distributions in 2013	Aggregate Balance at 12/31/13(2)
Roger A. Waesche, Jr.	$ —	$248,028	$ —	$1,279,536
Stephen E. Riffee	—	24,856	—	147,034
Karen M. Singer	—	132,727	—	654,061

(1)
The amounts in this column reflect aggregate earnings on participant-directed investments. The nonqualified deferred compensation plan does not pay above-market interest rates.

(2)
The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company's proxy statements in this year or in prior years:

	Amounts Reported as Compensation
Named Executive	Current Year	Prior Years	Total
Roger A. Waesche, Jr.	$ —	$538,901	$538,901
Stephen E. Riffee	—	86,005	86,005
Karen M. Singer	—	450,105	450,105

Potential Payments on Termination, Change in Control, Death or Disability

        The employment agreement of Mr. Waesche expired on June 30, 2013. On March 8, 2013, the Company adopted the CIC Plan and entered into a letter agreement with Mr. Waesche such that he became a participant in that plan effective July 1, 2013. He is currently the only NEO who participates in the plan.

        The CIC Plan provides for the following severance package in the event of termination of the covered executive's employment (1) within 12 months of a change in control of the Company or (2) by us without cause or by the executive based upon constructive discharge:

  •
  severance payment equal to the sum of (A) current annualized base annual salary plus (B) the average of the three most recent annual incentive awards, multiplied by 2.99 if due to change in control or 1.0 (or in the case of our CEO, 2.0) if due to termination without cause or constructive discharge;

  •
  a pro-rated annual incentive cash bonus for the year of termination;

  •
  continued medical, dental and vision benefits for 12 months following termination unless such benefits are available through other employment after termination;

  •
  full vesting of previously unvested options, restricted shares and other equity awards subject to time-based vesting with the right to exercise options for up to 18 months following termination; and

  •
  vesting of performance based equity awards in accordance with the terms of the applicable award agreements. We believe that the termination of the PSU program upon a change in control resulting in a pro-rata payout based on the portion of the performance period completed essentially compensates our executives only for the time worked and the results achieved to the date of the change in control.

        The severance payments will be paid in substantially equal monthly installments over 12 months, or if as a result of a change in control, severance will be paid in a lump sum. Such payments will be made in accordance with the provisions of Section 409A of the Internal Revenue Code, and do not provide for any gross-up on excise taxes.

        Mr. Budorick's employment agreement provides for the same severance package as provided for in the CIC Plan in the event of termination of employment within 12 months of a change in control of the Company; however, his payment multiple for termination by us without cause or by the executive based upon constructive discharge is equal to 2.0 times (A) current annualized base salary plus (B) the average of the three most recent annual incentive awards.

        Mr. Riffee's employment agreement provides for the same severance package as provided for in the CIC Plan, with the following exceptions:

  •
  in the event of termination of employment within 12 months of a change in control of the Company, his payment multiple is equal to 2.99 times (A) current annualized base salary plus (B) his "target bonus," which is defined as his target annual cash incentive award as determined by the Company for the year in which termination occurs (or the prior year if, at the time of termination, a target has not yet been set for the year in which termination occurs); and

  •
  in the event of termination by us without cause or by the executive based upon constructive discharge, his payment multiple is equal to 2.0 times (A) current annualized base salary plus (B) his target bonus.

Mr. Riffee's agreement also provides for a severance payment equal to 1.0 times (A) current annualized base salary plus (B) his target bonus in the event of termination of employment by us without cause concurrently with or after the expiration of his agreement.

        Mr. Lingafelter's employment agreement provides for the same severance package as provided for in the CIC Plan in the event of termination of the covered executive's employment (1) within 12 months of a change in control of the Company or (2) by us without cause or by the executive based upon constructive discharge with the following exceptions:

  •
  the payment multiple for annualized base salary and average annual incentive awards from the most recent three years is 3.0 for termination due to both (1) and (2) above; and

  •
  in the case of a change in control, in the event that any payment or benefit constitutes an excess parachute payment under Section 280G of the Code subject to an excise tax under Section 4999 of the Code, the executive will be entitled to a gross-up payment with respect to such taxes.

        Under the CIC Plan and the employment agreements, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the employment agreement or any renewal term; (2) termination upon disability; or (3) a "for-cause" termination. A "for-cause" termination is the termination of employment by us on the basis or as a result of (i) an executive's conviction or disposition other than "not guilty" of a felony, a crime of moral turpitude or any crime in connection with any financial, business or commercial enterprise or transaction; (ii) a final judgment or other finding by a federal or state court or federal or self-regulatory agency that an executive has committed an intentional or reckless violation of security laws; (iii) any actions engaged in by an executive constituting a violation of law, dishonesty, bad faith or willful disregard of duties in connection with his services with respect to the Employer; (iv) any act of willful misconduct committed by an executive directly or indirectly related to the executive's employment or services with respect to the Company, including but not limited to, misappropriation of funds, dishonesty, fraud, unlawful securities transactions or a material violation of the Company's Code of Business Conduct and Ethics or the Code of Ethics for Financial Officers; or (v) the willful or negligent failure of an executive to perform his duties hereunder, which failure continues for a period of thirty (30) days after written notice thereof is given to the executive.

        Under the CIC Plan and the employment agreements, constructive termination is termination initiated by the individual upon being "constructively discharged" by us, which means the occurrence of any of the following events (not in connection with a "for-cause" termination): (1) an executive is not re-elected to, or is removed from his position with the Company, other than as a result of the executive's election or appointment to positions of equal or superior scope and responsibility; or (2) a material diminution in an executive's responsibilities, authority or duties; or (3) the Company changes the primary employment location of the executive to a place that is more than fifty (50) miles from 6711 Columbia Gateway Drive, Columbia, Maryland; or (4) the Company otherwise commits a material breach of its obligations under these agreements.

        Under the CIC Plan and the employment agreements, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the employee's employer; (2) the consummation of: (a) a merger or consolidation of the Company or the employee's employer, if the shareholders of the Company or the employer of the employee immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the employee's employer outstanding immediately before such merger or consolidation; or (b) the sale or other disposition of all or substantially all of the assets of the Company or the employer of the employee; or (3) approval by the shareholders of the Company or the employer of the employee of a complete or substantial liquidation or dissolution of the Company or the employer of the employee.

        In the event of death or termination of employment due to disability, the employment agreements provide for the full vesting of all options and restricted shares subject to time-based vesting granted to executive officers under any stock plan or similar program. Vesting of performance-based awards is in accordance with the terms of the applicable award agreements.

        The table below reflects the payments that would be made to the NEOs pursuant to the provisions discussed above, assuming that the applicable termination event described occurred on December 31, 2013.

Name	Cash Severance Payments(1)	Continuation of Medical/ Welfare Benefits(2)	Value of Restricted Share Vestings(3)	Value of PSU Vestings(4)	Parachute Excise Tax Gross-Up Payment(5)	Total Termination Benefits
Roger A. Waesche, Jr.
Premature/Constructive Termination	$1,758,867	$16,007	$468,565	$1,033,346	$—	$3,276,784
Change in Control	2,629,506	16,007	468,565	1,033,346	—	4,147,423
Death or Disability	—	—	468,565	1,033,346	—	1,501,910
Stephen E. Riffee
Premature/Constructive Termination	1,849,000	16,007	295,177	653,157	—	2,813,341
Change in Control	2,764,255	16,007	295,177	653,157	—	3,728,596
Death or Disability	—	—	295,177	653,157	—	948,334
Stephen E. Budorick
Premature/Constructive Termination	632,163	16,007	507,700	249,645	—	1,405,516
Change in Control	1,223,688	16,007	507,700	249,645	—	1,997,041
Death or Disability	—	—	507,700	249,645	—	757,346
Wayne H. Lingafelter
Premature/Constructive Termination	1,969,965	34,207	184,024	409,517	—	2,597,713
Change in Control	1,969,965	34,207	184,024	409,517	—	2,597,713
Death or Disability	—	—	184,024	409,517	—	593,541
Karen M. Singer
Premature/Constructive Termination	—	—	310,694	—	—	310,694
Change in Control	—	—	310,694	—	—	310,694
Death or Disability	—	—	310,694	—	—	310,694

(1)
Cash payments due to the named executive officers upon separation from service within the meaning of Section 409A of the Code would be considered deferred compensation, and as such shall not be payable until the date that is the earlier of: (a) the executive's death; or (b) six months and one day after the executive's separation from service.

(2)
These benefits were computed based on the monthly medical and welfare benefits, auto allowances, and financial planning allowances for the named executive officers as of December 31, 2013 multiplied by the number of months over which such benefits are to continue beyond such executives' employment termination.

(3)
Value of a restricted share vesting is calculated by multiplying the number of shares subject to vesting as of December 31, 2013 by $23.69, the closing price of our common shares on the NYSE on December 31, 2013.

(4)
Value of PSU vestings is calculated by multiplying the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance (including the effect of aggregate dividends declared through December 31, 2013) by $23.69, the closing price of our common shares on the NYSE on December 31, 2013. The number of shares issuable in settlement would be prorated based on the portion of the three-year performance period that has elapsed in the event of a change in control.

(5)
The gross-up payments do not take into account mitigation for payments in consideration of non-competition agreements or as reasonable compensation. The employment agreements of Mr. Riffee and Mr. Budorick do not provide for reimbursement of parachute excise taxes and related tax gross-ups. We have determined that Mr. Lingafelter would not have excise taxes due in the periods used in this computation. We will not enter into any new, or materially amended, employment agreements that provide for gross-up payments.

Equity Compensation Plan Information

        The table below provides information as of December 31, 2013 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	640,927	$38.11	2,655,073	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	640,927	$38.11	2,655,073

(1)
Represents awards available to be issued under the Amended and Restated 2008 Omnibus Equity and Incentive Plan; the Plan provides for a maximum of 5,900,000 of the Registrant's common shares of beneficial interest to be issued in the form of share options, share appreciation rights, deferred share awards, restricted share awards, unrestricted share awards, performance shares, dividend equivalent rights and other equity-based awards and for the granting of cash-based awards.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 7, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CORPORATE OFFICE PROPERTIES TRUST 6711 COLUMBIA GATEWAY DRIVE, SUITE 300 COLUMBIA, MD 21046 M68029-Z62558 CORPORATE OFFICE PROPERTIES TRUST The Board of Trustees recommends that you vote "FOR" the listed nominees: 1. Election of Trustees For Against Abstain Nominees: ! ! ! 1a) Thomas F. Brady ! ! ! 1b) Robert L. Denton The Board of Trustees recommends you vote "FOR" Proposals 2 and 3. For Against Abstain ! ! ! 1c) Philip L. Hawkins ! ! ! ! ! ! 1d) Elizabeth A. Hight 2. Ratification of the Appointment of Independent Registered Public Accounting Firm. ! ! ! 1e) David M. Jacobstein 3. Approval, on an Advisory Basis, of Named Executive Officer compensation. ! ! ! ! ! ! 1f) Steven D. Kesler ! ! ! 1g) C. Taylor Pickett NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! 1h) Richard Szafranski ! ! ! 1i) Roger A. Waesche, Jr. For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M68030-Z62558 CORPORATE OFFICE PROPERTIES TRUST Annual Meeting of Shareholders May 8, 2014 9:30 AM This proxy is solicited by the Board of Trustees This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 8, 2014. The common shares held in this account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" each of the trustees nominated for election in Proposal 1 and "FOR" Proposals 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Roger A. Waesche, Jr. and Stephen E. Riffee, and each of them acting in the absence of the other, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side